UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
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MELLON FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Mellon	Mellon Financial Corporation One Mellon Center Pittsburgh, PA 15258-0001 March 12, 2004

Dear Shareholder:

Shareholders are cordially invited to attend the Annual Meeting of Shareholders of Mellon Financial Corporation in Pittsburgh on Tuesday, April 20, 2004, at 10:00 A.M. Further information about the meeting and the matters to be considered is contained in the formal Notice of Annual Meeting and Proxy Statement on the following pages.

It is important that each shareholder’s shares be represented at this meeting. Whether or not a shareholder plans to attend, all shareholders are requested to sign, date and return the proxy form promptly in the enclosed envelope or vote by the Internet or telephone as described on the proxy form. Completing and returning the enclosed Proxy or voting by the Internet or telephone will not limit rights to vote in person or to attend the meeting.

Sincerely,

Martin G. McGuinn

Chairman and Chief Executive Officer

Mellon

One Mellon Center

Pittsburgh, Pennsylvania 15258-0001

Notice of Annual Meeting of Shareholders

To the Shareholders:

On Tuesday, April 20, 2004, Mellon Financial Corporation (the “Corporation”) will hold its 2004 Annual Meeting of Shareholders on the 10th Floor of Two Mellon Center, 501 Grant Street, Pittsburgh, Pennsylvania. The meeting will begin at 10:00 A.M.

Only shareholders of record at the close of business on February 6, 2004, can vote at this meeting or any adjournments that may take place. At the meeting we will consider and act upon the following:

1.	The election of directors;

2.	A proposal to amend the Corporation’s Long-Term Profit Incentive Plan;

3.	The ratification of the appointment of KPMG LLP as independent public accountants of the Corporation for the year 2004;

4.	Such other business as may properly come before the meeting.

Enclosed are a Proxy Statement, a proxy form, an addressed return envelope and the Corporation’s 2003 Annual Report (which consists of the 2003 Summary Annual Report and 2003 Financial Annual Report). All shareholders, whether or not they expect to be present at the meeting, are requested to mark, sign and date the proxy form and to return it in the addressed envelope promptly or vote by the Internet or telephone as described on the proxy form. Shareholders who plan to attend the meeting in person are also requested to complete and return the reservation form that appears at the end of the Proxy Statement. Shareholders who attend the meeting may, if they wish, vote in person even though they have previously voted.

By Order of the Board of Directors

Carl Krasik

Secretary

March 12, 2004

Mellon

One Mellon Center

Pittsburgh, Pennsylvania 15258-0001

Proxy Statement

March 12, 2004

The Board of Directors of Mellon Financial Corporation (the “Corporation”) is soliciting proxies for the Corporation’s Annual Meeting of Shareholders scheduled to be held on Tuesday, April 20, 2004. Proxies are being solicited from holders of the Corporation’s common stock, par value $0.50 per share (the “Common Stock”). Holders of Common Stock are entitled to one vote for each share held and are not entitled to cumulative voting.

Shareholders may vote either by returning the enclosed proxy form or through the Internet or by telephone. Registered holders with addresses outside the United States may not be able to vote by telephone. The Internet and telephone voting facilities for shareholders of record will close at 11:00 p.m. on April 19, 2004. The Internet and telephone voting procedures are described on the enclosed proxy form and are designed to authenticate shareholders by use of a control number and to allow shareholders to confirm that their instructions have been properly recorded.

Whether shares are voted by proxy form, through the Internet or by telephone, shares will be voted as directed. If a shareholder signs and returns a proxy form or votes by the Internet without providing voting directions, the shareholder’s shares will be voted at the annual meeting in accordance with the recommendations of the Board of Directors as follows: Proxy Items 1 and 1A—FOR the election as directors of the nominees of the Board of Directors set forth below; Proxy Item 2—FOR the proposal to amend the Corporation’s Long-Term Profit Incentive Plan; and Proxy Item 3—FOR ratification of the appointment of KPMG LLP as independent public accountants of the Corporation for the year 2004. If a shareholder votes by telephone, the shareholder must provide voting directions as to each Proxy Item. Regardless of the method of voting, a shareholder may revoke a proxy before it is voted at the meeting by completing and returning a proxy form with a later date, by voting by telephone or on the Internet at a later date and prior to the close of the telephone or Internet voting facilities, by writing to the Secretary of the Corporation and stating that the shareholder is revoking an earlier proxy or by voting in person at the meeting. If a shareholder votes more than once, the latest vote will be counted.

Unless a shareholder otherwise directs, the persons appointed proxies to vote at the annual meeting may vote or act in accordance with their judgment on any other matters properly presented for action at the meeting and at any adjournment of such meeting.

The close of business on Friday, February 6, 2004, was set by the Board of Directors as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting or any adjournment of that meeting. As of that date, the Corporation had outstanding 427,585,495 shares of Common Stock. The Corporation’s transfer agent holds in confidence proxies, ballots and voting tabulations that identify individual holders of Common Stock. Individual votes will not be disclosed to the Corporation by the transfer agent except as may be necessary to meet legal requirements, in the case of a contested proxy solicitation or as may be requested by the particular shareholder. The distribution of these proxy materials, consisting of the Notice of Annual Meeting, the Proxy Statement and the proxy form, together with the Corporation’s 2003 Annual Report (consisting of the 2003 Summary Annual Report and 2003 Financial Annual Report), is expected to commence on or about March 12, 2004. For a free copy of the Corporation’s Annual Report on Form 10-K for 2003, including financial statements and any financial statement schedules, please send a written request by e-mail to mellon_10-K/8-K@mellon.com or by mail to Carl Krasik, Secretary of the Corporation, One Mellon Center, Room 4826, Pittsburgh, PA 15258-0001.

ELECTION OF DIRECTORS (Proxy Items 1 and 1A)

The By-Laws of the Corporation provide that the directors will serve in three classes, as nearly equal in number as possible, with each class of directors serving a staggered, three-year term of office. At each annual meeting of shareholders, a class consisting of approximately one-third of the Corporation’s directors is elected to hold office for a term expiring at the annual meeting held in the third year following the year of their election and until their successors have been duly elected and qualified. The By-Laws also provide that the Corporation’s Board of Directors shall consist of such number of directors as shall be fixed from time to time by a majority vote of the full Board of Directors. The Board of Directors has fixed the number of directors at 14, effective with the 2004 Annual Meeting of Shareholders, and has nominated six directors for election at this Annual Meeting. Jared L. Cohon, Ira J. Gumberg, Martin G. McGuinn, David S. Shapira and John P. Surma, all of whom are currently serving as directors of the Corporation, are nominated to the class of directors whose terms end in 2007, and Edward J. McAniff, who currently serves as a director, is nominated to the class of directors whose terms end in 2005 when Mr. McAniff will have attained the age of 70.

Carol R. Brown, currently serving in the class of directors whose terms expire in 2006 and as Vice Chair of the Community Responsibility Committee, and J. W. Connolly, currently serving in the class of directors whose terms expire in 2005 and as Chair of the Corporate Governance and Nominating Committee, Vice Chair of the Human Resources Committee and as a member of the Executive Committee and the Audit Committee, have each announced an intention to retire from the Board of Directors effective with the 2004 Annual Meeting of Shareholders. The retirements of Ms. Brown and Mr. Connolly are in accordance with the terms of the Corporation’s Board Policies, which provide that a director is expected to retire from the Board effective as of the date of the Annual Meeting of Shareholders after he or she has attained the age of 70. See pages 9 and 10 for additional information regarding the Board Policies.

Any vacancies in the Board of Directors resulting from death, retirement, resignation, disqualification, removal from office or other cause, as well as any vacancy resulting from an increase in the number of directors that occurs between annual meetings of shareholders, will be filled by a majority vote of the remaining directors then in office. Directors so chosen to fill vacancies will hold office until the expiration of the term of the class to which they have been elected.

If one or more of the nominees is unable or unwilling to serve as a director, the persons named as proxies will vote for the election of such substitute nominee, if any, as shall be named by the Corporate Governance and Nominating Committee of the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a director, as each of the nominees has expressed a willingness to serve if elected.

The Corporation’s Board Policies provide that directors are expected to attend annual meetings of shareholders. Fifteen directors attended the 2003 annual meeting of shareholders, and one director was unable to attend.

Biographical Summaries of Nominees and Directors

Information regarding the nominees for election at this year’s annual meeting, as well as information regarding the continuing directors whose terms expire in 2005 and 2006, is set forth below. The shareholders at the Corporation’s 2001 annual meeting of shareholders previously elected each of the nominees except for Mr. Surma. The Board of Directors elected Mr. Surma a director effective January 1, 2004.

                 NOMINEES FOR DIRECTOR—TERM EXPIRES 2007

Jared L. Cohon                                   Director Since 1998                             Age 56

President, Carnegie Mellon University (private coeducational research university). Dr. Cohon is also a director of American Standard Companies Inc. and Freemarkets Inc. He serves on the Corporation’s Audit Committee and Corporate Governance and Nominating Committee.

Ira J. Gumberg                                    Director Since 1989                             Age 50

President, Chief Executive Officer and director, J.J. Gumberg Co. (real estate development and acquisition). Mr. Gumberg is also a director of
Jo-Ann Stores, Inc. He serves on the Corporation’s Executive Committee, Audit Committee (Chair) and Risk Committee (Vice Chair).

Martin G. McGuinn                           Director Since 1998                             Age 61

Chairman and Chief Executive Officer of the Corporation (1999), Chairman and Chief Executive Officer of Mellon Bank, N.A. (“Mellon Bank”) (1998) and President of Mellon Bank (2001). From 1990 to 1999, Mr. McGuinn served as Vice Chairman of the Corporation. He serves as Chair of the Corporation’s Executive Committee. Mr. McGuinn is also a director of the Shinsei Bank, Limited.

David S. Shapira                                  Director Since 1986                            Age 62

Chairman, Chief Executive Officer and director, Giant Eagle, Inc. (retail grocery store chain). Mr. Shapira is also a director of Equitable Resources, Inc. He serves on the Corporation’s Executive Committee, Audit Committee (Vice Chair), Risk Committee (Chair) and Technology Committee.

John P. Surma                                    Director Since 2004                          Age 49

President and Chief Operating Officer, United States Steel Corporation (steel manufacturing) (2003). From 2002 to 2003, Mr. Surma was Vice Chairman and Chief Financial Officer of United States Steel Corporation. From September, 2001 to 2002, Mr. Surma was Assistant to the Chairman of USX Corporation (steel manufacturing and oil and gas). From January, 2001 to September 2001, Mr. Surma was President of Marathon Ashland Petroleum LLC (oil and gas). In 2000, Mr. Surma was Senior Vice President of Marathon Ashland Petroleum LLC. From 1998 to 2000, Mr. Surma was President of Speedway Super America LLC (gasoline/convenience stores).

NOMINEE FOR DIRECTOR—TERM EXPIRES 2005

Edward J. McAniff                             Director Since 1994                            Age 69

Of Counsel to O’Melveny & Myers (full-service law firm), where Mr. McAniff was a partner from 1970 through January 31, 1999. Mr. McAniff is also Visiting Professor of Law, University of Oregon Law School (major public university law school). He serves on the Corporation’s Community Responsibility Committee and Risk Committee.

DIRECTORS—TERM EXPIRES 2005

Ruth E. Bruch                                    Director Since 2003                               Age 50

Senior Vice President and Chief Information Officer, Lucent Technologies Inc. (communications networking solutions) (2002). From 2000 to 2002, Ms. Bruch served as Vice President and Chief Information Officer of Visteon Corporation (auto industry supplies). From 1999 to 2000, Ms. Bruch served as President and Chief Operating Officer of ZoneTrader.com (implementation of web-based asset management programs). From 1993 to 1999, Ms Bruch served as Vice President and Chief Information Officer, Union Carbide Corporation (chemicals). She serves on the Corporation’s Technology Committee.

Steven G. Elliott                                 Director Since 2001                             Age 57

Senior Vice Chairman of the Corporation and of Mellon Bank (2001). From 1999-2001, Mr. Elliott served as Senior Vice Chairman and Chief Financial Officer of the Corporation and Mellon Bank. From 1998 to 1999, Mr. Elliott served as Senior Vice Chairman and Chief Financial Officer of Mellon Bank and Vice Chairman and Chief Financial Officer of the Corporation. Mr. Elliott serves on the Corporation’s Executive Committee.

Robert Mehrabian                              Director Since 1994                             Age 62

Chairman, President and Chief Executive Officer, Teledyne Technologies Incorporated (advanced industrial technologies) (1999). From 1997 to 1999, Dr. Mehrabian served as Executive Vice President and Segment Executive, Aerospace, Electronics and Industrial, of Allegheny Teledyne Incorporated (specialty metals and diversified businesses). Dr. Mehrabian is also a director of PPG Industries, Inc. He serves on the Corporation’s Executive Committee, Audit Committee, Human Resources Committee and Technology Committee (Chair).

Wesley W. von Schack                       Director Since 1989                             Age 59

Chairman, President and Chief Executive Officer, Energy East Corporation (energy services company). Mr. von Schack is also a director of Energy East Corporation. He serves on the Corporation’s Executive Committee, Human Resources Committee (Chair), Corporate Governance and Nominating Committee (Vice Chair) and Technology Committee.

DIRECTORS—TERM EXPIRES 2006

Seward Prosser Mellon Director Since 1972 Age 61 President and Chief Executive Officer, Richard K. Mellon and Sons (investments) and Richard King Mellon Foundation (philanthropy).

Mark A. Nordenberg                          Director Since 1998                             Age 55

Chancellor, University of Pittsburgh (major public research university). He serves on the Corporation’s Executive Committee, Community Responsibility Committee (Chair) and Corporate Governance and Nominating Committee.

James F. Orr, III                                 Director Since 2003                            Age 61

Chairman of the Board of the Rockefeller Foundation (philanthropy) (2000). From May, 2000 to December, 2001, Mr. Orr served as President and Chief Executive Officer of United Asset Management Corporation (investment management). Mr. Orr was Chairman and Chief Executive Officer of UNUM Provident Corporation (insurance provider) in 1999 and was Chairman and Chief Executive Officer of its predecessor, UNUM Corporation, from 1987 to 1999. Mr. Orr is also a director of Nashua Corporation and The Stride Rite Corporation. He serves on the Corporation’s Risk Committee.

William E. Strickland, Jr.                  Director Since 2001                            Age 56

President and Chief Executive Officer, Manchester Bidwell Corporation (education of inner-city youth and economically disadvantaged individuals). He serves on the Corporation’s Community Responsibility Committee and Risk Committee.

Action by Shareholders

The five nominees for the term expiring in 2007 and the one nominee for the term expiring in 2005 receiving the highest numbers of votes cast at the annual meeting by all holders of shares of Common Stock will be elected as directors for the terms expiring in 2007 and 2005, respectively. A vote indicated as withheld from a nominee will not be cast for such nominee but will be counted in determining the presence of a quorum.

With respect to the election of directors (Proxy Items 1 and 1A), the Board of Directors recommends a vote FOR the election of all nominees.

THE BOARD AND ITS COMMITTEES; DIRECTORS’ COMPENSATION; ADVISORY BOARD

The Board of Directors held 11 regular meetings during 2003. Each incumbent director attended at least 75 percent of the aggregate number of meetings of the Board and of the committees of which he or she was a member during the period served in 2003. With the exception of the Executive Committee, all Board committees are composed solely of independent directors. The Charters of all Board committees are available at the Corporation’s website at www.mellon.com/governance/committees.htm.

The committees of the Board of Directors and a general description of their respective duties follow:

Executive Committee

The Executive Committee has the power and authority of the Board of Directors between meetings of the Board. The Executive Committee did not meet in 2003.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities in respect of (i) the integrity of the Corporation’s financial reporting process and systems of internal controls regarding finance and accounting, (ii) the integrity of the Corporation’s financial statements, (iii) the qualifications, independence and performance of the Corporation’s independent auditors and internal auditors and (iv) compliance with related legal and regulatory requirements. All members of the Audit Committee are independent under the standards established by the New York Stock Exchange. The Audit Committee provides an avenue of communication among the independent auditors, management, the internal auditors and the Board of Directors. The Head of the Corporation’s Audit and Risk Review Department meets with the Committee at each meeting of the Committee, and the Corporation’s independent public accountants meet with the Committee at least quarterly, with and without representatives of management present, to review accounting, auditing and financial reporting matters, including the review of audit plans. The Committee is also responsible for reviewing significant reports from regulatory authorities that relate to its purpose. The Corporation’s independent public accountants are appointed by the Audit Committee and ratified by the shareholders. The Audit Committee met eight times during 2003. See “Audit Committee Report” on pages 38 and 39. The Audit Committee also serves as the Audit Committee for Mellon 1st Business Bank, National Association and Mellon Trust of New England, National Association, and the members of the Audit Committee are also the members of the Mellon Bank Audit Committee.

Effective January 1, 2003, certain responsibilities previously discharged by the Audit Committee were assumed by the Risk Committee (described on page 8).

Corporate Governance and Nominating Committee

Effective January 1, 2003, the Nominating Committee changed its name to the Corporate Governance and Nominating Committee to more accurately reflect both its traditional and newly defined responsibilities. All members of the Committee are independent under the standards for independence established by the New York Stock Exchange. It is the responsibility of the Corporate Governance and Nominating Committee to review and make recommendations to the Board with respect to the corporate governance policies and practices of the Corporation and to develop and recommend to the Board a set of corporate governance principles applicable to the Corporation. The Committee will periodically review, develop and recommend Board Policies to the Board which represent the corporate governance principles of the Corporation, including the compensation of directors who are not employees of the Corporation or its subsidiaries, and the responsibilities of the committees of the Boards of the Corporation and Mellon Bank. The Corporate Governance and Nominating Committee also recommends to the Corporation’s Board and to the Boards of its various significant subsidiaries such as Mellon Bank, Mellon United National Bank, Mellon 1st Business Bank, National Association, Mellon Trust of New England, National Association (collectively the “Banks”), The Boston Company and The Dreyfus Corporation, candidates for nomination for election as directors of the Corporation and of those respective entities. The Committee also recommends appointments of directors as members of committees of the Boards of the Corporation and Mellon Bank.

The Committee considers nominees recommended by shareholders for election as directors of the Corporation. To make such a recommendation, a shareholder should submit in writing the name, address and qualifications of the proposed nominee to the Secretary of the Corporation, One Mellon Center, Room 4826, Pittsburgh, Pennsylvania 15258-0001. In addition, Article 2, Section 4 of the Corporation’s By-Laws sets forth specific procedures that, if followed, enable any shareholder entitled to vote in the election of directors to make nominations directly at a meeting of shareholders. Those procedures include a requirement for written notice to the Corporation at least 90 days prior to the anniversary date of the previous year’s annual meeting of shareholders. For the Corporation’s annual meeting to be held in 2005, the notice deadline under the By-Law will be January 20, 2005.

The Committee also has oversight responsibility for the self-evaluation process of the Corporation’s Board and Committees, the orientation of new Board members and the continuing education of Directors. The Committee has sole authority to retain any search firm to be used to identify director candidates, including approval of fees and other retention terms. See “Corporate Governance and Nominating Committee Report” beginning on page 36. The Committee met four times during 2003.

Human Resources Committee

The Human Resources Committee establishes the compensation and benefits of the Chairman and Chief Executive Officer, the Senior Vice Chairman and such other senior officers of the Corporation and its subsidiaries as it decides. All members of the Human Resources Committee are independent under the standards established by the New York Stock Exchange. The Committee also reviews programs to facilitate the selection and development of key managers and receives reports regarding the operation and administration of the Corporation’s employee benefit plans. The Committee administers the Corporation’s Profit Bonus Plan and Long-Term Profit Incentive Plan, including the making of awards thereunder. The Committee is responsible for conducting a formal, written evaluation of the performance of the Chief Executive Officer annually and reviewing a succession plan for the Chief Executive Officer and other senior officers. See “Compensation Committee Report” beginning on page 33. The Human Resources Committee met eight times during 2003.

Community Responsibility Committee

The Community Responsibility Committee assists the Board of Directors in fulfilling its oversight responsibilities in respect of the Corporation’s policy concerning overall compliance with the Community Reinvestment Act (“CRA”) and Fair Lending activities. In addition, the Committee has specific responsibilities for reviewing the Corporation’s overall policy and goals concerning CRA and Fair Lending activities, reviewing the Corporation’s and each Bank’s compliance with CRA and Fair Lending laws and reviewing CRA-related community relationships. The Committee reviews the examination reports of the Corporation and the Banks by regulatory authorities concerning CRA and Fair Lending compliance and renders a report to the Board with respect to these matters. The Community Responsibility Committee met two times during 2003.

Risk Committee

The Risk Committee was formed effective January 1, 2003 to assist the Board of Directors in fulfilling its oversight responsibilities in respect of: (i) the risks inherent in the Corporation’s businesses and the control processes with respect to such risks; (ii) the risk profile of the Corporation; (iii) the Corporation’s risk management, compliance and control activities; and (iv) compliance with legal and regulatory requirements and the integrity of the Corporation’s systems of operational controls regarding such compliance.

The Committee is also responsible for reviewing significant reports from regulatory agencies relating to risk and compliance issues. In consultation with management, the independent auditors and the internal auditors, it is the Committee’s responsibility to review significant financial and other risk exposures and the steps management has taken to monitor, control and report such exposures, including, without limitation, review of credit, market, fiduciary, liquidity, reputation, operational and strategic risks. The Risk Committee met four times in 2003.

Technology Committee

The Technology Committee assists the Board of Directors in fulfilling its oversight responsibilities in respect of the overall role of technology and its use throughout the Corporation. It advises and assists management in the formulation and implementation of operating and strategic plans designed to take full advantage of existing and emerging technology. It monitors the performance of technology throughout the Corporation and its contribution towards the Corporation’s business and strategic objectives. The Technology Committee met four times during 2003.

Directors’ Compensation

Each director of the Corporation who does not receive a salary from the Corporation or one of its subsidiaries currently receives a monthly retainer of $2,916.67 and, in addition, a fee of $1,400 for each meeting at which such director renders services to the Corporation, including meetings of shareholders, the Board of Directors or any committee of the Board on which he or she serves, and separate meetings (if any) with senior management of the Corporation at which services are rendered. Also, this meeting fee is payable for each day’s attendance by a director at a continuing education program. Directors attending such a program are also reimbursed for tuition fees and out-of-pocket expenses. Effective January 1, 2003, the Board adopted an orientation fee of $500 per meeting payable to a director in his or her first term or to a director who has assumed new responsibilities for attendance at orientation meetings. In addition, each director who serves as a Committee Chair receives an annual retainer of $6,000 ($7,500 for the Audit Committee Chair). The directors also serve as the Board of Directors of Mellon Bank and are paid a fee of $700 for attending meetings of that Board on a day when the Corporation’s Board of Directors does not meet. Non-employee directors may defer all or a portion of their fees pursuant to the terms of the Corporation’s 1990 Elective Deferred Compensation Plan for Directors and Members of the Advisory Board (the “Directors Deferred Compensation Plan”), which pays interest at a rate based on the 120-month moving average rates on 10-year Treasury Notes, plus a premium based on years of service, subject to a floor of 7.5% for periods from and after January 2002. Effective January 1, 2002, directors may also invest their future deferrals to match the return on certain variable return funds.

In addition, non-employee directors receive stock option grants under the Corporation’s Stock Option Plan for Outside Directors (2001), a plan under which options to purchase 3,300 shares of Common Stock are granted to non-employee directors each year on the third business day following the Corporation’s annual meeting of shareholders. All options have a term of 10 years from the regular grant date, become fully exercisable one year from the regular grant date, and have an exercise price equal to the closing price of the Common Stock on the New York Stock Exchange on the grant date. Non-employee directors (if any) elected between annual meetings receive an option grant covering a prorated number of shares and with an exercise price equal to the closing price of the Common Stock on the New York Stock Exchange on the grant date but with all other terms identical to those options granted under the Plan on the regular grant date. If the director’s service ceases for any reason other than death, disability or completion of term of service, options that have not become exercisable are forfeited. In the event of a change in control of the Corporation, as defined, all unvested option grants under the Plan would become immediately exercisable. Options that have become exercisable remain exercisable throughout their 10-year term, regardless of whether the optionee is a director at the time of exercise. In April 2003, each non-employee director other than Ms. Bruch and Mr. Surma was granted an option covering 3,300 shares of Common Stock at an exercise price of $24.83 per share. In June, 2003, Ms. Bruch was granted an option covering 2,882 shares of Common Stock at an exercise price of $27.17 per share, and in January, 2004, Mr. Surma was granted an option covering 979 shares of Common Stock at an exercise price of $32.11 per share.

As part of its overall program to promote charitable giving, the Corporation has established a Directors’ Charitable Giving Program that is informally funded by Corporation-owned life insurance policies on the directors. Under the program, upon a director’s death the Corporation will donate up to an aggregate of $250,000 over a 10-year period to one or more qualifying charitable organizations designated by the director. A director must have served on the Board for three years to be eligible to participate. The program is not expected to result in any material cost to the Corporation.

As a further part of its overall program to promote charitable giving, the Corporation has established a Directors’ Charitable Matching Gift Program. Under this Program, the Corporation will match on a 1 to 1 basis donations by non-employee directors to qualifying charitable organizations up to a maximum of $5,000 per director per calendar year.

Advisory Board

The Corporation’s Advisory Board provides general policy advice and assistance on various business matters to the Board and management of the Corporation. Advisory Board members participate in meetings and other activities of the Board of Directors and Committees of the Board but are not entitled to vote or take part in any formal action by the Board or Committees of the Board. In 1999, the Board of Directors revised the Corporation’s Board Policies to express an intention to phase out the Advisory Board over time. Under revised Board Policies, any person (1) who had reached age 65 at December 31, 1999 but who has not reached age 72 at the time of his or her election to the Advisory Board and (2) who has served on the Corporation’s Board of Directors is eligible for election or reelection by the Board of Directors to the Advisory Board. In lieu of service on the Advisory Board, such eligible persons may elect to receive upon retirement from the Board a lump sum payment equal to the estimated present value of two years of Advisory Board compensation. Advisory Board members receive the same compensation, including option grants, as members of the Board of Directors. The lump sum payment would be made to their Directors Deferred Compensation Plan account or in cash if they do not participate in the Directors Deferred Compensation Plan. In 2003, no persons served on the Advisory Board.

CORPORATE GOVERNANCE MATTERS

The corporate governance principles and practices of the Corporation are set forth in the Board Policies of the Board of Directors. The Board Policies cover a wide range of subjects such as criteria for the nomination of Directors, procedural matters relating to meetings of the Board, Board Committees, Stock Ownership Guidelines (discussed in footnote 4 on page 13), the Advisory Board, management authority and matters that require Board approval, Committee Charters and the compensation schedule for Directors. The Board Policies are available at the Corporation’s website at www.mellon.com/governance/policies.html.

The Board Policies provide that a director is expected to retire from the Board effective as of the date of the Annual Meeting after he or she has attained the age of 70. A director who retires from, or otherwise discontinues his or her active employment or substantially changes his or her position or responsibilities with, the business or other enterprise with which he or she was primarily affiliated at the time of his or her most recent election to the Board is expected to tender his or her resignation as a director at the time such retirement, discontinuance or change becomes effective.

The Board Policies require the Board annually to evaluate its performance, and the Board conducted a self-assessment in December, 2003. Board Policies encourage director attendance at quality continuing education programs, provide for succession planning for the Chief Executive Officer and other senior managers and provide that the Board and any Committee has the ability to retain, at the Corporation’s expense, special legal, accounting or other consultants or experts it deems necessary. The Human Resources Committee has completed and the Board has approved a succession plan for the Chief Executive Officer.

The Board Policies provide that executive sessions of the non-management directors with no members of management present are to be held in January, May and September of each year and chaired by a Committee Chair in rotating alphabetical order by Committee name. At each other Board meeting, directors are offered the opportunity to hold an executive session without any Corporation officer present and chaired by an appropriate Committee Chair. In 2003, five executive sessions of the non-management directors were held. Executive sessions of the Audit Committee, Risk Committee and Human Resources Committee are held following each meeting of those Committees.

New Board members have an orientation program consisting of in-depth meetings with each of the Chief Financial Officer and the Secretary and any additional meetings with senior officers that the director may request.

In February 2004, the Board determined that Ira J. Gumberg, Chair of the Audit Committee and an independent director, is an audit committee financial expert within the meaning of rules of the Securities and Exchange Commission.

BUSINESS RELATIONSHIPS AND RELATED TRANSACTIONS

Certain directors and executive officers of the Corporation and their associates were customers of and had transactions with one or more of the Banks or other subsidiaries of the Corporation in the ordinary course of business during 2003. Similar transactions may be expected to take place in the future. Loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility, nor did they present other unfavorable features. The Banks and other subsidiaries, in the ordinary course of business, also engage in purchases and sales of government and municipal securities and in other banking, investment management, brokerage, money market, interest rate risk and foreign exchange transactions with certain directors and executive officers of the Corporation and their associates. In addition, the Banks and other subsidiaries act as transfer agent for and as fiduciaries, custodians or recordkeepers under various employee benefit plans of and as investment managers and providers of cash management and securities lending services to certain customers, officers of which are directors of the Corporation and of Mellon Bank.

During 2003, the purchase of goods and services, or the lease of property, by the Corporation, the Banks or other subsidiaries of the Corporation in the ordinary course of business included transactions with various director-related companies. The amounts involved in these transactions were in no case material in relation to the business of the Corporation. It is also believed that the amounts involved in such transactions, as well as the transactions themselves, were not material in relation to the business of any such director-related company and that no director had a material interest in any such transaction. On April 29, 2002, Mellon Bank and Gumberg Associates — Chapel Square entered into a five-year lease pursuant to which Mellon Bank, as lessee, rents space at the Waterworks Mall in Pittsburgh, Pennsylvania, as a private banking center. Mellon Bank makes monthly rental and related payments of approximately $6,000 to Gumberg Associates — Chapel Square under this lease. Ira J. Gumberg, a director of the Corporation, is a 1% General Partner and a 40 2/3% Limited Partner in Gumberg Associates — Chapel Square. The annual rental payments under this lease represent less than 1% of the aggregate annual revenues of the Waterworks Mall shopping complex. The Corporation paid approximately $230,000 to the law firm of O’Melveny & Myers in connection with legal services performed for the Corporation during 2003 which amount represents approximately one twenty-fifth of 1% of the firm’s revenues for its most recent fiscal year. Edward J. McAniff, a director of the Corporation, is Of Counsel to O’Melveny & Myers. Mr. McAniff does not perform any legal services for the Corporation. Under the terms of his arrangement with O’Melveny & Myers, Mr. McAniff receives a fixed dollar retirement payment from the firm that is not related to any fees paid by the Corporation.

DIRECTOR INDEPENDENCE

The Board of Directors has determined that each director, other than Mr. McGuinn and Mr. Elliott, who are officers of the Corporation, is an independent director. In reaching these determinations, the Board reviewed both the following categorical standards and the individual circumstances of each director and determined that Ms. Brown, Ms. Bruch, Dr. Cohon, Mr. Connolly, Mr. Gumberg, Mr. McAniff, Dr. Mehrabian, Mr. Mellon, Mr. Nordenberg, Mr. Orr, Mr. Shapira, Mr. Surma, Mr. Strickland and Mr. von Schack satisfied each standard.

The categorical standards adopted and applied by the Board consist of the following:

(1)    Whether the director is a senior officer or significant stockholder, partner or member of an organization that had a relationship or transaction in 2003 or through February, 2004 with the Corporation or any of its subsidiaries, and if so, whether such relationship or transaction was on substantially the same terms (including, if applicable, interest rates and collateral) as those prevailing at the time for comparable transactions by the Corporation or any of its subsidiaries with other persons without such a director. If the transaction involved an extension of credit, the Corporation or its subsidiary shall have followed credit underwriting procedures that are not less stringent than those prevailing at the time for comparable transactions by the Corporation or its subsidiary with other persons without such a director and the extension of credit currently does not involve more than the normal risk of repayment or present other unfavorable features.

(2)    Whether the director is an executive officer, employee or significant stockholder, partner or member of an organization, or has an immediate family member who is an executive officer of an organization, that made payments to, or received payments from the Corporation or any of its subsidiaries for property or services during any of the most recently completed three fiscal years of the organization and either (i) the consolidated gross revenues received by the Corporation and its subsidiaries from such relationship during any such year exceeded 2% of the consolidated gross revenues of the Corporation and its subsidiaries for such year or (ii) the consolidated gross revenues received by the other company from the Corporation and its subsidiaries in any such year exceeded the greater of $1 million or 2% of its consolidated gross revenues for that fiscal year or (iii) such payments made by such other company to the Corporation and its subsidiaries in any such year exceeded the greater of $1 million or 2% of the consolidated gross revenues of such other company for that fiscal year.

(3)    Whether the director is, or within the past three years has been, employed by the Corporation or any of its subsidiaries.

(4)    Whether the director, or an immediate family member of the director, is directly receiving, or within any twelve-month period in the past three years has directly received, fees or other payments from the Corporation or any of its subsidiaries in excess of $100,000, except in his or her capacity as a director.

(5)    Whether an immediate family member of the director currently serves, or within the past three years has served, as an executive officer of the Corporation.

(6)    Whether the director is a sponsor or organizer of, or has a 2% or greater interest in, an investment vehicle and the Corporation (i) was the initial investor, (ii) is the largest investor or (iii) has investments exceeding 2% of the aggregate investments.

(7)    Whether the director is an executive officer of a charitable organization and the Corporation’s discretionary contributions to the organization during any of the most recently completed three fiscal years of the organization exceeded the greater of $1 million or 2% of the organization’s consolidated gross revenues for that fiscal year.

(8)    Whether the director is a partner, member or holds a similar position in an accounting firm, law firm, consultant or other professional services firm and either (i) the director directly performed services for the Corporation or any of its subsidiaries in 2003, or (ii) the payments made by the Corporation and its subsidiaries to such firm exceeded 2% of the firm’s revenues for its most recent fiscal year.

(9)    Whether the director is or was affiliated with or employed by, or an immediate family member of the director is or was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Corporation or any of its subsidiaries at any time in the past three years.

(10)    Whether the director or a member of the director’s immediate family is, or was in the past three years, employed as an executive officer of another company where any of the Corporation’s present executives serve, or served within the past three years, on such other company’s compensation committee.

For purposes of these standards, a significant stockholder, partner or member will normally be considered a general partner or a stockholder, limited partner or member owning more than 5% of the voting or equity interests.

BENEFICIAL OWNERSHIP OF STOCK

Directors, Nominees and Executive Officers

The following table sets forth, as of February 6, 2004, the amount of the Corporation’s Common Stock beneficially owned by each incumbent director, each nominee and each executive officer named in the Summary Compensation Table appearing on page 15 and by all incumbent directors, nominees and executive officers of the Corporation as a group. Except as otherwise indicated, sole voting power and sole investment power with respect to the shares shown in the table are held either by the individual alone or by the individual together with his or her spouse.

Name	Common Stock Owned Beneficially (1)(2)(3)(4)

Carol R. Brown	62,403
Ruth E. Bruch	1,010
Stephen E. Canter	411,686
Jared L. Cohon	17,171
J.W. Connolly	93,264
Steven G. Elliott	1,600,529
Ira J. Gumberg	211,757
David F. Lamere	232,782	(5)
Edward J. McAniff	52,103
Martin G. McGuinn	1,974,069	(5)
Robert Mehrabian	38,912
Seward Prosser Mellon	354,956
Mark A. Nordenberg	15,656
Ronald P. O’Hanley	287,955
James F. Orr, III	20,000
David S. Shapira	110,480
William E. Strickland	6,296
John P. Surma	1,000
Wesley W. von Schack	113,592	(5)
Directors, Nominees and Executive Officers as a group (28 persons)	7,264,453

(1)	On February 6, 2004, none of the individuals named in the above table beneficially owned more than 1% of the Corporation’s outstanding shares of Common Stock. On that date, all the directors, nominees and executive officers as a group owned beneficially approximately 1.7% of the Corporation’s outstanding Common Stock.

(2)	The amounts shown include the following amounts of Common Stock which the indicated individuals and group have the right to acquire within 60 days of February 6, 2004, through the exercise of stock options granted pursuant to the Corporation’s stock option plans: Ms. Brown, 32,912; Ms. Bruch, -0-; Mr. Canter, 80,680; Dr. Cohon, 15,456; Mr. Connolly, 49,112; Mr. Elliott, 494,213; Mr. Gumberg, 41,012; Mr. Lamere, 85,454; Mr. McAniff, 41,012; Mr. McGuinn, 695,049; Dr. Mehrabian, 32,912; Mr. Mellon, 49,112; Mr. Nordenberg, 15,456; Mr. O’Hanley, 46,911; Mr. Orr, -0-; Mr. Shapira, 49,112; Mr. Surma, -0-; Mr. Strickland, 6,194; Mr. von Schack, 35,012; and all directors, nominees and executive officers as a group, 2,444,273 shares.

(3)	On February 6, 2004, an aggregate of 975,674 shares of Common Stock were held by Wachovia Bank, N.A., as Trustee of the Mellon Financial Corporation Deferred Share Award Trusts. These

shares are voted by the Trustee as directed on a per capita basis by the seven beneficiaries of the Trusts, including Mr. Elliott, Mr. O’Hanley and four executive officers who are included, and one retired executive officer who is not included, in the above table. On February 6, 2004, the following individuals and group held the following numbers of deferred share awards representing an economic interest in an equivalent number of shares of Common Stock held by the Trusts (which shares are included in the total for such individuals and group in the above table): Mr. Elliott, 623,681 shares; Mr. O’Hanley, 71,999 shares; and all directors, nominees and executive officers as a group, 957,898 shares.

(4)	Effective January 1, 2003, the Corporation implemented Stock Ownership Guidelines for approximately 30 members of senior management (including the named executive officers) and the Board of Directors. For the named executive officers, the Guideline is a number of shares equal to 25 (for Messrs. McGuinn and Elliott) or 10 (for Messrs. Canter, O’Hanley and Lamere) times the executive’s base salary for 2002, divided by the average price of Common Stock for the one-year period immediately prior to the adoption of the Guidelines. Each named executive officer has already achieved his Guideline amount. Other senior officers are required to achieve the ownership Guideline within five years. Until the Guideline is achieved, executives will be required to retain 75 percent of the net shares delivered through the Corporation’s Executive Compensation Programs, subject to exclusions permitting shares to be sold for certain defined purposes. The existence of such exclusions does not affect the requirement that an executive must meet the applicable Guideline within the five-year period. The Executive Stock Ownership Guidelines are available at the Corporation’s website at www.mellon.com/governance/stockownership.html. The Stock Ownership Guidelines for directors, also effective January 1, 2003, provide that each director who is not an employee of the Corporation or any subsidiary shall hold for as long as he or she remains a director at least 75% of the net shares acquired upon the exercise of director stock options, subject to exclusions permitting shares to be sold for certain defined purposes including (i) payment of the exercise price of the option and related taxes, (ii) payment of education expenses, (iii) purchase of a primary residence, (iv) making of charitable gifts and (v) as part of an estate planning process if the estate planning purpose is approved by the Corporate Governance and Nominating Committee.

(5)	Includes the following shares held by the director’s spouse, as to which the director disclaims beneficial ownership: Mr. McGuinn, 32,497 shares; Mr. Lamere, 24,365 shares; and Mr. von Schack, 1,242 shares.

Principal Shareholders

The following table sets forth, as of December 31, 2003, the beneficial ownership of the person known to the Corporation to beneficially own more than 5% of the outstanding shares of the Corporation’s Common Stock.

Name	Address	Common Stock Owned Beneficially	Percent of Class
Massachusetts Financial Services Company(1)	500 Boylston Street Boston, MA 02116	24,927,264	5.79%

(1)	According to the Schedule 13G filed under the Securities Exchange Act of 1934 by Massachusetts Financial Services Company (“MFS”) on February 13, 2004, 24,927,264 shares are beneficially owned by MFS. The Schedule 13G indicates that MFS has sole dispositive power over 24,927,264 shares and sole voting power over 23,398,404 shares. The information set forth above is as reported by MFS in its Schedule 13G.

PERFORMANCE GRAPH

Set forth below is a line graph comparing the cumulative total shareholder return on the Corporation’s Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, with the cumulative total return of companies on the KBW 50 Index and the Standard & Poor’s 500 Stock Index. The KBW 50 Index, available from Keefe, Bruyette & Woods, Inc., is a market-capitalization-weighted bank-stock index made up of 50 of the nation’s most important banking companies including all money-center and most major regional banks. The Corporation is included in the KBW 50 Index.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

Among S&P 500 Index, KBW 50 Index and Mellon Financial Corporation

	December 31,
	1998	1999	2000	2001	2002	2003
Mellon Financial Corporation	100.00	101.33	149.57	116.85	82.45	103.52
KBW 50 Index	100.00	96.23	115.51	110.74	102.95	138.01
S&P 500 Index	100.00	120.97	109.95	96.94	75.57	97.01

*	Assumes that the value of the investment in the Corporation’s Common Stock and each index was $100 on December 31, 1998 and that all dividends were reinvested.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation for the past three years of each of the Corporation’s five most highly compensated officers, including the chief executive officer (the “named executive officers”).

	Annual Compensation						Long-Term Compensation
							Awards				Payouts	All Other Compensation ($)(6)
Name and Principal Position	Year	Salary($)		Bonus(1)($)		Other Annual Compensation ($)	Restricted Stock Awards ($)(1)(2)(3)(4)		Securities Underlying Options		LTIP Payouts ($)(5)
MARTIN G. MCGUINN	2003	900,000	(7)	1,125,000		6,472	6,970,256		344,650		-0-	259,203
Chairman and Chief	2002	900,000	(7)	1,200,000		21,766	7,000,918		329,853		-0-	331,602
Executive Officer	2001	875,000		1,200,000		19,653	4,819,165		248,517		1,341,518	202,779

STEVEN G. ELLIOTT	2003	660,000	(7)	550,000	(8)	17,025	4,937,818	(8)	225,350		-0-	280,938
Senior Vice Chairman	2002	660,000	(7)	588,000	(8)	16,009	4,985,135	(8)	219,481		-0-	274,599
	2001	641,667		588,000	(8)	20,013	3,671,540	(8)	130,000		950,636	131,431

RONALD P. O’HANLEY	2003	525,000		900,000		1,290	1,403,206		23,217	(9)	-0-	87,941
Vice Chairman	2002	500,000		787,500		1,796	433,143		17,872	(9)	-0-	72,510
	2001	500,000		960,000		1,066	400,545		20,000		142,898	27,904

STEPHEN E. CANTER	2003	500,000		750,000		1,881	1,437,985		25,450		-0-	56,312
Vice Chairman	2002	450,000		858,750		1,401	463,290		15,839		-0-	42,455
	2001	450,000		825,000		1,343	344,430		24,450		167,063	16,066

DAVID F. LAMERE	2003	400,000		900,000		1,118	843,214		10,720		-0-	37,926
Vice Chairman	2002	345,000		637,500		950	266,685		18,248		-0-	31,825
	2001	345,000		543,750		919	228,330		23,336		214,562	11,786

(1)	Bonus awards are generally payable 75% in cash and 25% in restricted shares of the Common Stock or deferred share awards equivalent to restricted shares. In calculating the number of restricted shares or deferred shares to be awarded as the non-cash portion of the bonus awards, the value of the non-cash portion of the award is divided by the per share fair market value of the Common Stock on the grant date with the result multiplied by 125% to take into account the financial impact of the restrictions placed on the stock or award. The restrictions generally prevent transfer or sale of the stock or award for a three-year period and subject the shares or award to forfeiture in the event the executive terminates his employment with the Corporation during that three-year period, other than through retirement. Deferred share awards represent the Corporation’s promise to pay the number of shares of Common Stock covered by the award to the executive at a later date elected by the executive. The executive may elect to take a greater portion of his bonus in restricted stock or deferred share awards, with the number of shares or awards covered by such awards determined as described above. The aggregate market value of all such restricted stock or deferred share awards on the award date is disclosed as Long-Term Compensation under “Restricted Stock Awards”.

(2)	In 2003 each of the named executives received grants of performance accelerated restricted stock in the following respective share amounts: Mr. McGuinn, 253,907; Mr. Elliott, 166,016; Mr. O’Hanley, 44,272; Mr. Canter, 48,514; and Mr. Lamere, 20,124. The shares are restricted against transfer and will only be earned prior to the expiration of seven years from the date of grant if performance goals established by the Human Resources Committee of the Board of Directors are met. The performance goals for Mr. McGuinn and Mr. Elliott require that for years after 2002 both earnings per share and return on common equity targets must be met. If the performance goals for a particular year are met with respect to Mr. McGuinn’s and Mr. Elliott’s performance accelerated restricted stock, the restrictions against transfer will then lapse as to one-third of the amount granted to each executive. The performance goals for Messrs. O’Hanley, Canter and Lamere are targeted to the performance of the businesses for which each of them is responsible. Either 18.75% or 25% of the shares awarded may be earned in each of the first four years after grant, and all or a portion of the shares not previously earned may be earned four years after grant, if the performance goals established by the Human Resources Committee for such yearly or four-year period are achieved. Messrs. O’Hanley, Canter and Lamere had received in 1999, pursuant to their former employment agreements, grants of performance accelerated restricted stock that were intended to be the only grants of such stock

(footnotes continued on next page)

during the three-year period of those agreements. Amounts shown in the “Restricted Stock Awards” column for each of Messrs. O’Hanley, Canter and Lamere for 2002 and 2001 reflect the restricted stock portion of such executive’s annual bonus. The grants of performance accelerated restricted stock in 2003 were pursuant to their current employment agreements which contemplate annual grants.

(3)	Except for deferred share awards, dividends are paid on the awards disclosed in the table at the same rate and at the same time as dividends are paid on all other outstanding shares of the Corporation’s Common Stock. Dividend equivalents are paid on the deferred share awards at the same rate and at the same time as the dividends on the Common Stock, but are withheld by the Corporation until the payout date elected by the executive.

(4)	The number and value of the aggregate restricted stock and vested and unvested deferred share awards of each of the named officers at the end of 2003 were as follows: Mr. McGuinn—648,410/$20,820,445; Mr. Elliott—603,131/$19,366,536; Mr. O’Hanley—195,629/$6,281,647; Mr. Canter—210,332/$6,753,761; Mr. Lamere—93,261/$2,994,611. Value was determined using the Common Stock’s December 31, 2003 closing price of $32.11 per share in the New York Stock Exchange Composite Transactions.

(5)	Long-Term Incentive Plan Payouts, in the form of deferred cash incentive awards, were paid in January and February, 2004 in connection with the exercise of accelerated stock options, including payments to Mr. O’Hanley and Mr. Canter in the amounts of $110,869 and $113,906, respectively. To the extent applicable, these January and February, 2004 payments will be recorded as 2004 LTIP Payouts in next year’s Proxy Statement.

(6)	Includes for 2003 for Messrs. McGuinn, Elliott, O’Hanley, Canter, and Lamere, respectively, the following compensation amounts: (i) the portion of interest accrued (but not currently paid or payable) on deferred compensation above 120% of the applicable federal long-term rate at the maximum rate payable under the Corporation’s Elective Deferred Compensation Plan for Senior Officers, $248,891, $271,259, $80,540, $47,127, $30,776; (ii) matching contributions under the Corporation’s Retirement Savings Plan, a 401(k) plan, $6,500, $7,800, $6,715, $7,800 and $6,735; and (iii) cash paid to the executive equal to his imputed income under the Mellon Bank Senior Executive Life Insurance Plan, $3,812, $1,879, $686, $1,385 and $415. Due to uncertainty regarding the treatment of premium payments on split dollar life insurance contracts under the Sarbanes-Oxley Act of 2002 (“SOA”), the Corporation suspended making further premium payments on such policies for its executive officers after the passage of the SOA. Mr. McGuinn and Mr. Elliott participated in 2003 in a co-investment program with Mellon Ventures, the Corporation’s venture capital group. Under this program, in January, 2003 Mr. McGuinn and Mr. Elliott each personally committed to invest $37,500 in 2003 in a newly formed limited partnership. Mr. McGuinn and Mr. Elliott each funded one-half of his commitment in May 2003 as the first of two scheduled capital calls by the partnership. Due to a lower than expected volume of investments by Mellon Ventures in 2003, the partnership’s second scheduled capital call was cancelled and, as required by the Partnership documents, approximately 24% of the first capital call (plus interest at a floating money market rate averaging approximately 0.469% per annum) was repaid to Mr. McGuinn and Mr. Elliott in January, 2004. For the 2003 partnership, Mr. McGuinn and Mr. Elliott will receive the returns on their investment only, and no amounts are to be invested by the Corporation in connection with the participation of the named executives. Each named officer participated in similar limited partnerships in 2002, 2001 and 2000. However, for the 2002, 2001 and 2000 partnerships, each of the officers will receive the returns on their investment, and, additionally, will receive 90% of the returns on three times the officer’s investment (which amount was invested by the Corporation) after payment of an 8% preferred return to the Corporation. The officer’s right to receive returns following termination of employment (other than due to death, disability or retirement) on the portion invested by the Corporation is subject to a five-year vesting schedule. No returns from any of these partnerships were paid to any of the five named executive officers in 2003, except for the return of capital and interest from the 2003 partnership to Mr. McGuinn and Mr. Elliott described above. It is anticipated that a new investment partnership will be formed each year. No amounts relating to the Mellon Ventures co-investment program are included in the Summary Compensation Table.

(7)	Neither Mr. McGuinn nor Mr. Elliott received a base salary increase in 2002 or 2003. The higher amounts shown for 2002 compared with 2001 reflect the full year impact of base salary increases each received in May, 2001.

(8)	Mr. Elliott was awarded a bonus of $1,100,000 for 2003 of which he elected to receive 25% in deferred share awards, in addition to the 25% that is ordinarily paid in restricted stock or deferred share awards. Mr. Elliott was awarded a bonus of $1,176,000 for 2002 of which he elected to receive 25% in deferred share awards, in addition to the 25% that is ordinarily paid in restricted stock or deferred share awards. Mr. Elliott elected to receive 25% of his 2001 bonus of $1,176,000 in deferred share awards, in addition to the 25% that is ordinarily paid in restricted stock or deferred share awards. These awards are reflected in the “Restricted Stock Awards” column.

(9)	Mr. O’Hanley was granted 2,033 options in January 2003 as a result of his achievement of certain business synergy performance goals for 2002. Those options are shown in the Securities Underlying Options column for 2002.

Option Grants in 2003

Shown below is information on grants of stock options pursuant to the Corporation’s Long-Term Profit Incentive Plan (the “Option Plan”) during 2003. The Option Plan is administered by the Human Resources Committee of the Board of Directors, which has authority to determine the individuals to whom options are granted and the amount and terms of all grants thereunder. No stock appreciation rights were granted in 2003. In the event of a change in control of the Corporation, as defined in the Option Plan, all the option grants shown below would become immediately exercisable.

	Individual Grants					Grant Date Present Value ($)(4)
Name	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in 2003	Exercise Price (per share) ($)	Expiration Date
MARTIN G. MCGUINN	344,650	(1)(2)	5.0%	25.60	5/18/13	2,053,046

STEVEN G. ELLIOTT	225,350	(1)(2)	3.3%	25.60	5/18/13	1,342,387

RONALD P. O’HANLEY	25,250	(2)(3)	.4%	23.19	1/23/13	159,807

STEPHEN E. CANTER	25,450	(2)(3)	.4%	23.19	1/23/13	161,073

DAVID F. LAMERE	10,550 170	(2)(3) (3)	.2 * %	23.19 23.19	1/23/13 1/23/13	66,771 1,076

*	Less than .1%.
(1)	Option is exercisable annually in thirds beginning on 5/19/2004. Transferable to immediate family members and entities for their benefit.

(2)	Reload option rights are attached, and reload options will be automatically granted on exercise when the exercise price is paid by delivering or withholding shares of Common Stock; provided the closing price of the Common Stock on the New York Stock Exchange on the date of exercise exceeds the exercise price by at least 25 percent. Reload options have an exercise price equal to the closing price of the Common Stock on their grant date and the same expiration date as the underlying option. Reload option rights are not transferable.

(3)	Option is exercisable annually in thirds beginning on 1/24/2004. Transferable to immediate family members and entities for their benefit.

(4)	Based on the Black-Scholes model adapted for use in valuing executive stock options. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. In determining the Black-Scholes value, the following underlying assumptions were used: (i) stock price volatility represents the standard deviation of the Common Stock (as determined for the assumed term of the option by averaging expected volatility rates provided by two independent sources) (i.e. from 28% to 32%); (ii) dividend yield represents the annual dividend yield of the Common Stock calculated based on the annualized quarterly dividend on the date of grant (i.e. 2.2%); (iii) the risk-free rate of return represents the yield on 5.5-year Treasury Strips on the date of grant as set forth in The Wall Street Journal (i.e. from 2.5% to 3.1%); and (iv) an option term of 5.5 years (determined based on analysis of actual exercise data over a five-year period).

Aggregated Option/SAR Exercises in 2003 and Year-End Option Values

The following table shows information with respect to the exercise of stock options during 2003 by each of the named executive officers and the value of unexercised options on December 31, 2003. No SARs are currently outstanding.

	Shares Acquired on Exercise	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Year-End		Value of Unexercised In-the-Money Options at Year-End ($)(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
MARTIN G. MCGUINN	0	0	616,532	785,735	$183,913	$2,397,028

STEVEN G. ELLIOTT	52,442	722,813	473,328	478,803	385,132	1,543,707

RONALD P. O’HANLEY	0	0	33,214	48,607	0	225,230

STEPHEN E. CANTER	0	0	70,542	40,774	75,677	151,337

DAVID F. LAMERE	22,250	418,655	72,260	39,560	731,585	120,101

(1)	The “Value Realized” is equal to the difference between the option exercise price and the fair market value of the Common Stock on the New York Stock Exchange on the date of exercise.

(2)	The “Value of Unexercised In-the-Money Options at Year-End” is equal to the difference between the option exercise price and the Common Stock’s December 31, 2003 closing price of $32.11 per share in the New York Stock Exchange Composite Transactions.

Equity Compensation Plan Information

The following table shows information with respect to the numbers of shares authorized for issuance under the Corporation’s equity compensation plans. See Note 24 to the financial statements in the Corporation’s 2003 Financial Annual Report to Shareholders for a narrative description of each of the equity compensation plans included in the following table. Equity compensation plans described in Note 24 that have not received shareholder approval are the Corporation’s ShareSuccess Plan, Stock Option Plan for the Mellon Financial Group West Coast Board of Directors, and the Stock Option Plan for Affiliate Boards of Directors. Additional annual broad-based grants under the ShareSuccess Plan are not anticipated in the near-term. No further grants will be made under the Stock Option Plan for the Mellon Financial Group West Coast Board of Directors.

	Equity compensation plans at Dec. 31, 2003
	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (b)

Equity compensation plans:
Approved by shareholders	30,648,718		$30.04	15,304,362(c)
Not approved by shareholders	6,817,278	(a)	$37.29	2,354,802(d)

Total	37,465,996	(e)	$31.36	17,659,164

(a)	Includes 6,716,725 shares that may be issued under the ShareSuccess Plan at an average exercise price of $37.32 per share.
(b)	Excludes securities to be issued upon exercise of outstanding options, warrants and rights.
(c)	Includes 8,133,335 shares of common stock that may be issued under the Employee Stock Purchase Plan and 3,306,922 shares that may be issued as restricted stock, deferred share awards or as stock covered by performance units under the Corporation’s Long-Term Profit Incentive Plan.
(d)	Includes 2,282,745 shares that may be issued under the ShareSuccess Plan. No shares are included for future issuance under the Stock Option Plan for the Mellon Financial Group West Coast Board of Directors (the “West Coast Plan”). The West Coast Plan provided for automatic annual option grants covering 1,000 shares of common stock with the exercise price being equal to the fair market value of the common stock on the date of grant. Such options became exercisable one year after grant and have a ten-year term, and vested options remain exercisable throughout their ten-year term.
(e)	The weighted average term to expiration of stock options is 6.73 years.

Pension Plan Table

The following table sets forth the estimated annual benefits payable on a single-life annuity basis on retirement at age 65 pursuant to the retirement plans of the Corporation and Mellon Bank to participating employees, including officers, in specified compensation and years-of-service classifications. The credited years of service for Messrs. McGuinn, Elliott, O’Hanley, Canter and Lamere are, 23, 16, 7, 9 and 21, respectively. Benefits are determined based upon average base salary for the five years of highest compensation during the 10 years preceding retirement.

Average Annual Base Salary	Estimated Annual Pension for Representative Years of Credited Service
	5	10	15	20	25	30	35

$ 100,000	$6,500	$12,500	$19,000	$25,500	$31,500	$38,000	$44,500
200,000	14,000	27,500	41,500	55,500	69,000	83,000	97,000
300,000	21,500	42,500	64,000	85,500	106,500	128,000	149,500
400,000	29,000	57,500	86,500	115,500	144,000	173,000	202,000
500,000	36,500	72,500	109,000	145,500	181,500	218,000	254,500
600,000	44,000	87,500	131,500	175,500	219,000	263,000	307,000
700,000	51,500	102,500	154,000	205,500	256,500	308,000	359,500
800,000	59,000	117,500	176,500	235,500	294,000	353,000	412,000
900,000	66,500	132,500	199,000	265,500	331,500	398,000	464,500
1,000,000	74,000	147,500	221,500	295,500	369,000	443,000	517,000
1,100,000	81,500	162,500	244,000	325,500	406,500	488,000	569,500
1,200,000	89,000	177,500	266,500	355,500	444,000	533,000	622,000

Payment of the amounts shown in the table is subject to annual limitations imposed by the Internal Revenue Code on tax-qualified plans. To the extent the benefits set forth above exceed these limitations, benefits will be paid pursuant to nonqualified supplemental plans maintained by the Corporation and Mellon Bank. The benefits set forth above are not subject to any deduction for Social Security or other offset amounts.

Supplemental Retirement Agreements With Named Executive Officers

In order to attract and motivate senior executives and to encourage such executives to remain with the Corporation and its affiliates, the Corporation has provided certain named executive officers with retirement and/or death benefits, as described below, supplementing those available under the retirement plans described above.

Messrs. McGuinn and Elliott

Under the terms of their employment agreements (discussed below), Messrs. McGuinn and Elliott will each be entitled to receive an unfunded supplemental retirement benefit upon the later of termination of employment or attainment of age 60, with a reduced benefit available at age 55. The supplemental benefit calculated on an unreduced 50% joint and survivor basis would be a monthly amount equal to the named executive’s “Final Average Compensation” multiplied by a “Service Percentage” and reduced by the total monthly amount of benefits provided under all retirement plans maintained by the Corporation and Mellon Bank. “Final Average Compensation” generally means 1/12th of the sum of the executive’s base salary and any bonus award earned for the calendar year within the final three full calendar years of the executive’s employment by the Corporation which produces the highest amount. “Service Percentage” generally means 2.0% for each full or partial year of employment with the Corporation or with a prior employer if treated as credited service with the Corporation plus certain years for which payments under the employment agreements are continued. If the named executive’s termination of employment were due to his death prior to the commencement of the payment of the supplemental benefits, his spouse would be entitled to a pre-retirement death benefit, payable in the form of a lifetime annuity, equal to the benefit that would have been payable had he retired immediately prior to death assuming election of a 50% joint and survivor annuity, but without any early payment reduction. Based on 2003 compensation, and assuming retirement at age 65, supplemental annual retirement benefits payable to each of these two named executives are estimated as follows: Mr. McGuinn—$1,134,000; Mr. Elliott—$748,000.

Employment Agreements with Named Executive Officers

Background relating to Mr. McGuinn’s and Mr. Elliott’s Employment Agreements

In December 2003, Mr. McGuinn and Mr. Elliott each entered into a new employment agreement with the Corporation. In connection with these agreements, the Human Resources Committee of the Board of Directors retained legal counsel and human resources consultants not regularly utilized by the Corporation. Such legal counsel and consultants reported to the Human Resources Committee and analyzed and provided advice regarding the terms of Mr. McGuinn’s and Mr. Elliott’s employment contracts. The terms of the new employment agreements entered into with Mr. McGuinn and Mr. Elliott are substantially the same as their respective prior agreements, except that Mr. McGuinn’s new agreement is for a term of four years, rather than the three-year term of his prior agreement.

Mr. McGuinn

In December 2003, Mr. McGuinn entered into an employment agreement with the Corporation, effective February 1, 2004, to serve as the Chairman and Chief Executive Officer of the Corporation and as Chairman, President and Chief Executive Officer of Mellon Bank, N.A., with a term lasting until January 31, 2008. The employment agreement provides for an annual base salary of $900,000, subject to annual review, participation in all of the Corporation’s executive compensation and other benefit programs and perquisites appropriate to Mr. McGuinn’s position, including club memberships, physical examinations and personal financial planning services, and the supplemental retirement benefits described above. The agreement states that it is the intention of the Corporation and Mr. McGuinn that Mr. McGuinn’s total compensation be competitive with that paid by similar financial institutions. The agreement provides that if, during the term of the agreement, Mr. McGuinn’s employment is terminated by the Corporation other than for cause or in the event of a constructive discharge (a) he will receive full salary and benefits until the expiration of the agreement’s term or, if termination occurs within 12 months prior to the end of the term, for a period no less than the shorter of (i) 12 months or (ii) until the date Mr. McGuinn commences full-time employment with another employer, (b) he will receive for each calendar year or portion of a year remaining in the term of the agreement an amount (prorated in the case of any partial year) equal to the highest bonus received by him for any of the three years preceding his termination, and (c) all outstanding stock options with associated deferred cash incentive awards and performance-based restricted stock will remain outstanding and become exercisable and payable as if Mr. McGuinn had remained employed. If Mr. McGuinn’s employment is terminated for cause or if he terminates his employment for reasons other than a constructive discharge, permanent disability, retirement or death, he will receive any benefits that have vested prior to such termination under the supplemental retirement provisions of his employment agreement or under the terms of the Corporation’s generally applicable employee benefit plans. If an actual or threatened Change in Control (as defined in Mr. McGuinn’s Change in Control Severance Agreement) occurs and Mr. McGuinn’s employment is terminated in accordance with such Agreement, then Mr. McGuinn will be entitled to payments under such Agreement in lieu of severance payments under his employment agreement. See below for a description of the Change in Control Severance Agreements. On retirement, Mr. McGuinn is entitled to payment of accrued obligations, a prorated bonus for the year of retirement, vesting of stock options, restricted stock and other awards under the Long-Term Profit Incentive Plan, derestriction of all performance accelerated restricted stock if employment terminates at or after age 65 (prorated derestriction prior to age 65) and post-retirement perquisites not less than those customarily provided to similarly situated retired executives. Mr. McGuinn had a prior employment agreement with the Corporation that ended on January 31, 2004.

Mr. Elliott

In December 2003, Mr. Elliott entered into an employment agreement with the Corporation, effective February 1, 2004, to serve as Senior Vice Chairman of the Corporation and of Mellon Bank, N.A., with a term lasting until January 31, 2007. The employment agreement provides for an annual base salary of $660,000, subject to annual review, participation in all of the Corporation’s executive compensation and other benefit programs and perquisites appropriate to Mr. Elliott’s position, including club memberships, physical examinations and personal financial planning services, and the supplemental retirement benefits described above. The agreement states that it is the intention of the Corporation and Mr. Elliott that Mr. Elliott’s total compensation be competitive with that paid by similar financial institutions. The agreement provides that if, during the term of the agreement, Mr. Elliott’s employment is terminated by the Corporation other than for cause or in the event of a constructive discharge (a) he will receive full salary and benefits until the expiration of the agreement’s term or, if termination occurs within 12 months prior to the end of the term, for a period no less than the shorter of (i) 12 months or (ii) until the date Mr. Elliott commences full-time employment with another employer, (b) he will receive for each calendar year or portion of a year remaining in the term of the agreement an amount (prorated in the case of any partial year) equal to the highest bonus received by him for any of the three years preceding his termination, and (c) all outstanding stock options with associated deferred cash incentive awards and performance-based restricted stock will remain outstanding and become exercisable and payable as if Mr. Elliott had remained employed. If Mr. Elliott’s employment is terminated for cause or if he terminates his employment for reasons other than a constructive discharge, permanent disability, retirement or death, he will receive any benefits that have vested prior to such termination under the supplemental retirement provisions of his employment agreement or under the terms of the Corporation’s generally applicable employee benefit plans. If an actual or threatened Change in Control (as defined in Mr. Elliott’s Change in Control Severance Agreement) occurs and Mr. Elliott’s employment is terminated in accordance with such Agreement, then Mr. Elliott will be entitled to payments under such Agreement in lieu of severance payments under his employment agreement. See below for a description of the Change in Control Severance Agreements. On retirement, Mr. Elliott is entitled to payment of accrued obligations, a prorated bonus for the year of retirement, vesting of stock options, restricted stock and other awards under the Long-Term Profit Incentive Plan and post-retirement perquisites not less than those customarily provided to similarly situated retired executives. Mr. Elliott had a prior employment agreement with the Corporation that ended on January 31, 2004.

Mr. O’Hanley

Effective January 1, 2003, Mr. O’Hanley entered into an employment agreement with the Corporation with a term lasting until December 31, 2006, which provides that he will serve as President of Mellon Institutional Asset Management and as a Vice Chairman of the Corporation. Under the agreement, Mr. O’Hanley will receive a base salary of $525,000, subject to annual review, an annual bonus of up to four times the amount of his base salary in effect at the end of the relevant calendar year and an annual long term incentive award composed of performance accelerated restricted stock and stock options with a minimum aggregate net present value as of the date of the award of $1,540,000. Mr. O’Hanley is entitled to participate in all of the Corporation’s executive compensation and other benefit programs and perquisites appropriate to his position, except to the extent that the termination benefits under his employment agreement duplicate those available under the Corporation’s displacement, separation or severance programs. If, during the term of the agreement, Mr. O’Hanley’s employment is terminated by the Corporation other than for cause or in the event of a constructive discharge, subject to certain conditions (a) he will receive full salary and benefits until the expiration of the agreement’s term, (b) he will receive for the year of termination and each subsequent calendar year, if any, during the remainder of the term of the agreement an amount equal to the highest bonus received by him for any of the three years preceding his termination, (c) the restricted stock received as part of his annual bonus will fully derestrict, and (d) to the extent that restrictions on certain outstanding performance-based restricted stock have not lapsed on the date of termination, such restrictions will lapse on September 30, 2006 (awards granted prior to January 1, 2003) or on the seventh December 31 following the grant of the award (awards granted after January 1, 2003). If Mr. O’Hanley’s employment is terminated without cause within six months of the end of the agreement’s term, the Corporation will continue to pay his base salary after the end of the term for up to six months after the date of termination. If his employment terminates due to disability or death, all of his annual bonus and performance accelerated restricted stock will immediately derestrict. If Mr. O’Hanley’s employment is terminated for cause or if he terminates his employment for reasons other than a constructive discharge, permanent disability, or death, he will receive any benefits that have vested or been earned prior to such termination under the terms of the Corporation’s generally applicable employee benefit plans and the restrictions on his annual bonus restricted stock will lapse. The agreement also provides that in the event the Corporation provides written notice on or before June 30, 2006 that the executive’s employment will terminate at the end of the term, subject to certain conditions, the restrictions on his unvested performance accelerated restricted stock granted during the term of the agreement will lapse as to 14% of the original number of shares granted for each completed year of service subsequent to the date of grant. Mr. O’Hanley had a prior employment agreement with the Corporation that ended on December 31, 2002.

Mr. Canter

Effective January 1, 2003, Mr. Canter entered into an employment agreement with the Corporation with a term lasting until December 31, 2007, which provides that he will serve as the Chairman and Chief Executive Officer of The Dreyfus Corporation and as a Vice Chairman of the Corporation. Under the agreement, Mr. Canter will receive a base salary of $500,000, subject to annual review, an annual bonus of up to four times the amount of his annualized base salary as of the end of the calendar year and an annual long term incentive award composed of performance accelerated restricted stock and stock options with a minimum aggregate net present value as of the date of the award of $1,687,500. Mr. Canter is entitled to participate in all of the Corporation’s executive compensation and other benefit programs and perquisites appropriate to his position, except to the extent that the termination benefits under the employment agreement duplicate those available under the Corporation’s displacement, separation or severance programs. If, during the term of the agreement, Mr. Canter’s employment is terminated by the Corporation other than for cause or in the event of a constructive discharge, subject to certain conditions (a) he will receive full salary and benefits until the expiration of the agreement’s term, (b) he will receive for the year of termination and each subsequent calendar year, if any, during the remainder of the term of the agreement an amount equal to the highest bonus received by him for any of the three years preceding his termination, (c) to the extent that restrictions on certain outstanding performance accelerated restricted stock awards have not lapsed on the date of termination, the restrictions will lapse on September 30, 2006 (awards granted prior to January 1, 2003) or on the seventh December 31 following the grant of the award (awards granted after January 1, 2003); and (d) all other restricted stock awards will immediately derestrict. If Mr. Canter’s employment is terminated without cause within six months of the end of its term, the Corporation will continue to pay his base salary after the end of the term for up to six months after the date of termination. The employment agreement also provides that if Mr. Canter terminates employment at or after age 65, all unvested performance accelerated restricted stock awards granted to him during the term of the agreement will immediately derestrict. If Mr. Canter’s employment terminates prior to age 65 other than due to disability or death, the restrictions on his unvested performance accelerated restricted stock awards granted during the term of the agreement will lapse as to 14% of the original number of shares granted for each completed year of service subsequent to the date of grant, and all other restricted stock awards will fully derestrict. Where his employment terminates due to disability or death, all of his restricted stock awards will immediately derestrict. If Mr. Canter’s employment is terminated for cause or if he terminates his employment for reasons other than a constructive discharge, permanent disability, or death, he will receive any benefits that have vested or been earned prior to such termination under the terms of the Corporation’s generally applicable employee benefit plans. Mr. Canter had a prior employment agreement with the Corporation that ended on December 31, 2002.

Mr. Lamere

Effective January 1, 2003, Mr. Lamere entered into an employment agreement with the Corporation with a term lasting until December 31, 2005, which provides that Mr. Lamere will serve as Chairman and Chief Executive Officer of Mellon New England, Executive Vice President of Mellon Bank and as a Vice Chairman of the Corporation. Under the agreement, Mr. Lamere will receive a base salary of $400,000, subject to annual review, an annual bonus of up to four times his base salary in effect at the end of the relevant calendar year and an annual long term incentive award composed of performance accelerated restricted stock and stock options with a minimum aggregate net present value as of the date of the award of $700,000. Mr. Lamere is entitled to participate in all of the Corporation’s executive compensation and other benefit programs and perquisites appropriate to his position, except to the extent that the termination benefits under his employment agreement duplicate those available under the Corporation’s displacement, separation or severance programs. If, during the term of the agreement, Mr. Lamere’s employment is terminated by the Corporation other than for cause or in the event of a constructive discharge, subject to certain conditions (a) he will receive full salary and benefits until the expiration of the agreement’s term, (b) he will receive for the year of termination and each subsequent calendar year, if any, during the remainder of the term of the agreement an amount equal to the highest bonus received by him for any of the three years preceding his termination, (c) the restricted stock received as part of his annual bonus will fully derestrict, and (d) to the extent that restrictions on certain outstanding performance-based restricted stock have not lapsed on the date of termination, such restrictions will lapse on September 30, 2006 (awards granted prior to January 1, 2003) or on the seventh December 31 following the grant of the award (awards granted after January 1, 2003). If Mr. Lamere’s employment is terminated without cause within six months of the end of its term, the Corporation will continue to pay his base salary after the end of the term for up to six months after the date of termination. If his employment terminates due to disability or death, all of his annual bonus stock and performance accelerated restricted stock will immediately derestrict. If Mr. Lamere’s employment is terminated for cause or if he terminates his employment for reasons other than a constructive discharge, permanent disability, or death, he will receive any benefits that have vested or been earned prior to such termination under the terms of the Corporation’s generally applicable employee benefit plans and the restrictions on his annual bonus stock will lapse. The agreement also provides that in the event the Corporation provides written notice on or before June 30, 2005 that Mr. Lamere’s employment will terminate at the end of the term, subject to certain conditions, the restrictions on his unvested performance accelerated restricted stock granted during the term of the agreement will lapse as to 14% of the original number of shares granted for each completed year of service subsequent to the date of grant. Mr. Lamere had a prior employment agreement with the Corporation that ended on December 31, 2002.

Change in Control Severance Agreements—Senior Officers

The Corporation has entered into change in control severance agreements (the “Agreements”) with the Chairman, each of the other named executive officers and certain other senior officers of the Corporation. The purpose of the Agreements is to secure the continued service and dedication of the executives in the event of an actual or threatened Change in Control (as defined in the Agreements). Each Agreement becomes operative only upon both a Change in Control and the subsequent termination of employment of the executive in accordance with the terms of the Agreement. Payments under the Agreements are in full settlement of all other severance payments which may otherwise be payable to the executive under any other severance plan or agreement of the Corporation, including the employment agreements described above and the Displacement Program and Change in Control Severance Pay Resolution described below. The following discussion summarizes the key provisions of the Agreements covering the Chairman and each other named executive officer. If the employment of any of the named executive officers is terminated during the three-year period following a Change in Control of the Corporation, either by the Corporation other than for Cause (as defined in the Agreements) or by the executive for Good Reason (as defined in the Agreements, including the termination of employment by the executive for any reason during the 30-day period commencing one year after the date of such Change in Control), the executive will be entitled to receive: (a) a lump sum cash amount equal to such executive’s unpaid salary and bonus amounts which have become payable and have not been deferred, plus a pro-rata portion of such executive’s annual bonus for the fiscal year of termination of employment; (b) severance pay in a lump sum cash amount equal to three times the sum of (i) the executive’s highest annual rate of base salary during the 12-month period immediately prior to his termination of employment and (ii) the executive’s highest annual incentive bonus earned during the last three completed fiscal years of the Corporation; (c) continuation of medical, dental, accident, disability and life insurance benefits for the executive and his dependents for a period of three years following the executive’s date of termination of employment; and (d) three additional years of service credit under all non-qualified retirement plans and excess benefit plans in which the executive participated as of his date of termination. In the event that payments related to a Change in Control of the Corporation to any executive under the Agreements or otherwise are subject to the excise tax under Section 4999 of the Internal Revenue Code, the Corporation will generally provide the executive with an additional amount sufficient to enable the executive to retain the full amount of his Change in Control benefits as if the excise tax had not applied, unless a reduction in such Change in Control related payments by less than 5% would result in the excise tax not being imposed on such executive, in which case payments under the Agreement shall be reduced (but not below zero) to the amount that could be paid to such executive without giving rise to such excise tax.

Change in Control Benefits—Other Employees

Displacement Program

Under the Corporation’s Displacement Program, eligible salaried employees of the Corporation may receive certain benefits if their employment with the Corporation is terminated due to technological changes or other business reasons not related to individual performance. Such benefits may include temporary assignments, placement assistance, benefits continuation and/or severance payments based upon years of service. The program is subject to revision or termination at the Corporation’s discretion; provided, however, that it may not be changed to reduce benefits payable upon a displacement occurring within three years following a change in control of the Corporation, unless such change to the program was adopted at least 12 months prior to the occurrence of the change in control.

Change in Control Arrangements

All eligible salaried employees who are terminated within three years after a change in control (as defined) of the Corporation, other than for good cause, and under circumstances that would entitle them to benefits under the Displacement Program, would also be entitled to 12 months of base salary and benefit continuation under the Corporation’s Change in Control Severance Pay Resolution. In addition, for 10 years after the occurrence of a change in control of the Corporation, no plan merger or coverage extension involving Mellon Bank’s tax-qualified retirement plan will be permitted if it would cause the plan’s assets to fall below 125% of its liabilities, and employees age 50-54 on the date of the change in control will become eligible for early retirement under this Mellon Bank plan, on or after age 55, on the same basis as employees who are age 55. These benefits may not be reduced unless such change was adopted at least 12 months prior to the occurrence of the change in control.

A change in control will generally occur for purposes of the Displacement Program, the Change in Control Severance Pay Resolution and the tax-qualified retirement plan upon approval by the Corporation’s shareholders of a business combination or merger involving the Corporation unless immediately following such transaction the surviving corporation meets each of the following requirements: (a) the surviving corporation owns consolidated assets of the Corporation with an aggregate book value equal to more than 50% of the book value of the Corporation’s consolidated total assets prior to the transaction, (b) more than 50% of the total voting power of the surviving corporation is held by the Corporation’s shareholders immediately prior to the transaction, (c) at least a majority of the members of the board of directors of the surviving corporation were directors of the Corporation prior to the merger, and (d) no person is the beneficial owner of 15% or more of the total voting power of the surviving corporation.

APPROVAL OF AMENDMENTS TO THE LONG-TERM PROFIT INCENTIVE PLAN

(Proxy Item 2)

Proposed Amendments

APPROVAL OF AMENDMENTS TO THE LONG-TERM PROFIT INCENTIVE PLAN (Proxy Item 2)

Proposed Amendments

Upon the recommendation of the Human Resources Committee (the “Committee”), the Board of Directors has adopted, subject to shareholder approval, amendments to the Long-Term Profit Incentive Plan (the “Plan”). The principal amendments are:

1.	An increase of 18,000,000 in the total number of shares of Common Stock reserved for issuance pursuant to awards, which includes 2,000,000 additional shares for issuance as awards other than stock options and stock appreciation rights;

2.	Expansion of the classes of employees who may be granted awards under the Plan to include all employees;

3.	Expansion of the types of performance criteria which may be used for awards qualifying under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”);

4.	Expansion of the available award types to include a flexible new category of other stock-based awards; and

5.	A provision specifying December 31, 2013 as the date after which no award shall be granted.

In addition, there are a number of minor and clarifying amendments to such things as the manner in which stock options may be exercised, the payment of withholding taxes, the permissible terms of stand-alone stock appreciation rights and the definition of termination of employment for restricted stock awards. Attached as Exhibit A to this Proxy Statement is a copy of the Plan as proposed to be amended, which is marked to show all changes from the Plan as currently in effect.

Reasons for the Amendments

The Board of Directors approved and recommends that shareholders also approve the proposed amendments to the Plan because the continuing ability to make a flexible range of awards under the Plan is central to the effective execution of the Corporation’s compensation philosophy. Awards under the Plan represent an important component of the compensation packages of a significant number of Corporation employees whose efforts are critical to the Corporation’s achievement of its strategic and operational goals.

The Plan in its current form was approved by shareholders in 1996 and was later amended in 2000 to, among other things, increase the number of shares available under the Plan. Since 2000, the Plan has utilized shares at approximately the expected rate, and in 2004 an increase in the number of shares available for future grants is necessary to permit the Plan to continue to operate as intended. As described in the Compensation Committee Report on page 33, the Corporation generally sets base salaries somewhat below the market and relies on the incentive components of its bonus plans and the Plan to achieve a competitive compensation package. The Corporation believes that over the years this compensation philosophy has helped to align the interests of a significant number of employees (and not simply its most senior officers) with those of its shareholders. In 2002 and 2003, an average of approximately 3,500 employees received awards under the Plan.

The Board of Directors is sensitive to the need to find an appropriate balance between the interests of employees and shareholders with respect to equity-based compensation and believes that the proposed Plan amendments as summarized above and more fully described below strike that appropriate balance. The Corporation projects that the increased number of shares requested will satisfy the Plan’s needs for approximately three years. The other proposed amendments will provide important flexibility for future Plan operations.

Description of Amended Plan

The description of the Plan set forth below is a summary, does not purport to be complete and is qualified in its entirety by reference to the provisions of the Plan as proposed to be amended, a copy of which is attached hereto as Exhibit A.

Purposes. The purposes of the Plan are to promote the growth and profitability of the Corporation and its affiliates by providing officers and other employees with incentives to achieve long-term corporate objectives, to attract and retain officers and other employees of outstanding competence, and to provide such officers and employees with an equity interest in the Corporation.

Administration. The Plan is administered by the Human Resources Committee of the Board of Directors (the “Committee”), each member of which shall at the time of any action under the Plan be a “non-employee director” as then defined under Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”), an “outside director” as then defined under Section 162(m) of the Code and an independent director under rules of the New York Stock Exchange. The Committee has the authority under the Plan, among other things, to select employees to participate in the Plan; grant awards; prescribe limitations, restrictions and conditions upon awards; adopt, amend and rescind rules and regulations; and interpret the Plan.

Participation. The Committee may grant awards under the Plan to any employee of the Corporation or any of its affiliates. Affiliates of the Corporation include any corporation, limited partnership or other organization in which the Corporation owns, directly or indirectly, 50% or more of the voting power. Approximately 21,000 employees would be eligible to participate in the Plan as proposed to be amended. In practice, awards have been granted to a group of approximately 3,500 employees, including employees who are considered to have a high potential for contributing to the future success of the Corporation.

Authorized Shares. The aggregate number of shares of Common Stock reserved for issue under the Plan on and after the effective date of the proposed amendments will be approximately 54,600,000 shares of which approximately 5,300,000 may be issued as awards other than stock options and stock appreciation rights, including restricted stock, deferred share awards, performance units and other stock-based awards (“non-option awards”). The definitive aggregate number of shares reserved for issue under the Plan and the definitive number of shares that may be issued as non-option awards, to be set forth in Section 3.4(a) of the Plan, will be determined as of the close of business on April 20, 2004, the date of proposed approval of the amendments to the Plan. These totals will cover (i) approximately 29,800,000 shares to be issued pursuant to outstanding and unexercised options and (ii) approximately 24,800,000 shares for future awards, including approximately 5,300,000 shares which may be issued as non-option awards. To the extent that shares of restricted stock or shares of Common Stock covered by deferred share awards, including shares of restricted stock and shares of Common Stock subject to awards outstanding as of April 20, 2004, are surrendered or forfeited to the Corporation, such shares will again be available for issuance by the Committee in addition to the shares covered by the share limitations set forth above.

For purposes of determining how many shares have been issued under the Plan, the following will be counted against the total number of shares of Common Stock reserved for issuance: (i) shares actually issued upon exercise of an option, except that when options are exercised by the delivery of shares of Common Stock (including withholding shares on exercise) the charge against the total is limited to the net new shares of Common Stock issued; (ii) shares actually issued upon exercise of a stock appreciation right, (iii) shares actually issued upon payment of a performance unit, (iv) shares of Common Stock that are granted as restricted stock or covered by a deferred share award and (v) shares actually issued in connection with any other stock-based award. Shares of Common Stock that are subject to an option which for any reason either terminates unexercised or expires, except by reason of exercise of a related stock appreciation right, and shares of restricted stock or shares covered by a deferred share award or other stock-based award that are surrendered or forfeited to the Corporation will again be available for issuance under the Plan. Shares of Common Stock issued pursuant to awards may be newly issued shares, shares which have been reacquired by the Corporation and are held in treasury or shares held by an employee stock benefit trust. On February 6, 2004, the closing price of a share of Common Stock in the New York Stock Exchange Composite Transactions was $32.43.

Adjustments. The Plan provides that if there is any change in the Common Stock by reason of any stock split, stock dividend, spin-off, split-up, spin-out, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, or any other similar transaction, the number and kind of shares available for grant or subject to or granted pursuant to an outstanding award and the price thereof, and any other numeric limitations under the Plan, shall be appropriately adjusted by the Committee or the Board of Directors.

Amendments. The Committee or the Board may at any time terminate or amend the Plan as it may deem advisable. Any such action may be taken without the approval of the Corporation’s shareholders, but only to the extent that shareholder approval is not required by applicable law or regulation, or the rules of any stock exchange on which the Common Stock is listed. The termination or amendment of the Plan shall not, without the consent of a participant, adversely affect such participant’s rights under an award previously granted.

Change of Control. Upon the occurrence of a Change in Control Event, as defined under the Plan, (i) unless expressly provided otherwise in the agreement, outstanding options and stock appreciation rights will become fully exercisable and restrictions placed upon restricted stock and deferred share awards will lapse, and (ii) if provided in the agreement evidencing the award, outstanding deferred cash incentive awards will become payable.

Authorized Awards

Performance Goals. Performance goals shall be established by the Committee in connection with the grant of performance units and deferred cash incentive awards and may be established in connection with the grant of restricted stock, deferred share awards and other stock-based awards. Performance goals shall be established by the Committee in compliance with Section 162(m) of the Code covering a performance period set by the Committee and based on attainment or maintenance of, or changes in, levels of performance with respect to one or more of the following objective business criteria: earnings or earnings per share; total return to shareholders; return on equity, assets or investment; pre-tax margins; revenues; expenses; stock price; investment performance of funds or accounts under management; market share; charge-offs; or non-performing assets. Performance goals based on these business criteria may be based on absolute levels of performance or on performance as compared to an index, peer group or other benchmark. Performance goals may be applicable to an individual, a business unit or to the Corporation as a whole and need not be the same for each type of award or for each individual receiving the same type of award. The Committee may retain the discretion to reduce (but not to increase) the portion of any award which will be earned based on achieving performance goals.

Stock Options and SARs. Stock options may be granted as nonqualified options or incentive stock options qualified under Section 422 of the Code. Options and stock appreciation rights (“SARs”) are granted with terms not exceeding 10 years from the date of grant and generally become exercisable pursuant to a vesting schedule set at the time of grant, although the Committee retains the discretion to accelerate exercisability. The exercise price for any option may not be less than 100% of the fair market value per share of the Common Stock on the date of grant. The exercise price of an option, including required withholding taxes, may be paid by a participant in cash or in shares of Common Stock, including, if permitted by the Committee, shares that are withheld at the direction of the participant upon exercise of the option. In lieu of physical delivery of shares in payment of the exercise price of an option, a participant may, if permitted by the Committee, certify ownership of such shares and receive from the Corporation the difference between the number of shares for which the option is exercised and the number of shares required to pay the option price. Where the exercise price is paid in shares of Common Stock, the shares used to pay the option price, or an equivalent number of shares where shares are withheld or certified, must have been owned by the participant for six months or longer prior to the exercise.

Reload option rights may be awarded in conjunction with any grant of options and entitle the participant upon exercise of that option through the delivery, withholding or certification of ownership of shares of Common Stock, to automatically be granted on the date of such exercise a new reload option for a number of shares not greater than the number of shares used to pay the exercise price and withholding taxes. Reload options have an exercise price not less than the fair market value of the Common Stock on the date of grant, an expiration date not later than the expiration date of the original option and other terms that are permissible for the grant of any other stock option under the Plan. Reload option rights may be granted in conjunction with reload options. Reload option rights outstanding under the Plan provide that reload options will only be issued if the closing price of the Common Stock on the New York Stock Exchange on the date of exercise exceeds the exercise price by at least 25 percent. Outstanding reload options vest in full three years after their date of grant.

SARs, which may be granted in tandem with options or on a stand-alone basis, entitle participants to receive upon exercise the difference between the fair market value on the date of exercise of the shares of Common Stock subject to the SAR and the designated base price. The base price for any SAR may not be less than 100% of the fair market value per share of the Common Stock on the date of grant. In the sole discretion of the Committee, the Corporation may pay all or any part of its obligation arising out of a SAR exercise in cash, shares of Common Stock or some combination thereof.

Both options and SARs are generally exercisable for two years after termination of employment after age 55 with five years of credited employment with the Corporation or termination of employment due to death or disability, to the extent that they were exercisable upon termination of employment. If termination of employment occurs after the occurrence of a Change in Control Event and is “without cause”, as defined in the Plan, options and SARs remain exercisable for one year thereafter. Otherwise, options and SARs will generally terminate on termination of employment unless otherwise determined by the Committee and provided in the option or SAR agreement. The Committee has the authority to grant longer post-employment exercise periods, including through the remaining term of the option. However, no option or SAR may be exercised after the end of its original term. The maximum number of shares of Common Stock available for grants of options or SARs to any one participant under the Plan during a calendar year may not exceed 4,000,000 shares. This maximum limitation shall be interpreted and applied in a manner consistent with Section 162(m) of the Code.

Deferred Cash Incentive Awards. Deferred cash incentive awards may be granted in conjunction with all or any part of a nonqualified option either at the time the option is granted or at any time thereafter during the term of the option. Except in the event of death, disability or the occurrence of a Change in Control Event, any deferred cash incentive award only becomes earned and payable if the Corporation achieves performance goals which are established for a performance period (which must be a calendar year or longer) by the Committee in compliance with Section 162(m) of the Code. A deferred cash incentive award entitles the participant to receive from the Corporation at the time the related option is exercised an amount of cash equal to the exercise price of the option (i.e., the fair market value of the Common Stock subject to the option on the date of grant). Under no circumstances may a deferred cash incentive award be applied to any purpose other than the payment of the exercise price of a properly exercised related option. No participant may in any calendar year receive payment of deferred cash incentive awards with respect to options for more than 3,000,000 shares of Common Stock. The Committee may reduce (but not increase) the amount payable, provided the applicable performance goals have been met.

Performance Units. Performance units represent the right of a participant to receive shares of Common Stock or cash at a future date upon the achievement of performance goals which are established for a performance period (which may be less or more than one calendar year) by the Committee in accordance with Section 162(m) of the Code. In the sole discretion of the Committee, the Corporation may pay all or any part of its obligation under a performance unit in (i) cash, (ii) shares of Common Stock or (iii) cash and shares of Common Stock. No more than $1,000,000 may be paid in cash or fair market value of Common Stock (valued no later than three days after the date the Committee certifies the achievement of the performance goals) under all performance units paid to any one participant during a calendar year. The Committee may reduce (but not increase) the amount payable under any performance unit, provided the applicable performance goals have been met.

Restricted Stock and Deferred Share Awards. Restricted stock awards cover shares of Common Stock which are registered in the participant’s name upon grant. The participant generally enjoys all the incidents of stock ownership with respect to such shares, including the right to receive cash dividends and to vote the shares. However, the participant may not sell, transfer, assign or otherwise encumber or dispose of the shares until the restrictions have lapsed. The lapse of the restrictions may be conditioned on the fulfillment of one or more employment or performance-based conditions, which may or may not include the achievement of performance goals which are established for a performance period (which may be less or more than one calendar year) by the Committee in accordance with Section 162(m) of the Code. No individual may in any one calendar year receive payment of a performance-based restricted stock award granted in compliance with Section 162(m) of the Code covering more than 400,000 shares of Common Stock. Transfer restrictions will also generally lapse upon death, disability, the occurrence of a Change in Control Event and, except where performance goals have been set for the award, termination after age 55 with five years of credited employment with the Corporation.

Deferred share awards may be elected by participants in place of grants of restricted stock and represent the Corporation’s promise to deliver shares of Common Stock to the participant on a deferred payment date elected by the participant. They cover the same number of shares of Common Stock as the surrendered or foregone restricted stock award and are subject to the same aggregate and individual limitations applicable under the Plan to restricted stock awards. A deferred share award will have terms designed to be the same, as nearly as practicable, as the terms of the restricted stock award it replaces, including the payment of dividend equivalents in place of dividends.

Other Stock-Based Awards. Under the amended Plan, the Committee will have the authority in its discretion to grant to employees such other awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock as deemed by the Committee to be consistent with the purposes of the Plan. Without limitation, other stock-based awards may include purchase rights, shares awarded without restrictions or conditions, or securities or other rights convertible or exchangeable into shares of Common Stock. The Committee will determine the terms and conditions, if any, of any other stock-based awards granted. In the discretion of the Committee, other stock-based awards, including shares of Common Stock, or other types of awards authorized under the Plan, may be used in connection with, or to satisfy obligations to employees under, other compensation or incentive plans, programs or arrangements of the Corporation or an affiliate. Other stock-based awards may be granted alone, in addition to or in tandem with other awards granted under the Plan and/or awards made outside of the Plan.

No participant may receive payment of other stock-based awards (where performance goals have been set for the award) exceeding $5,000,000 in any one calendar year. For purposes of this limitation, shares of Common Stock shall be valued at their fair market value on the date of payment.

Foreign Compliance. To comply with foreign law or practice, the Committee may establish special rules applicable to awards granted to participants who are foreign nationals or employed outside the United States, including rules that differ from those set forth in the Plan.

Plan Benefits

The selection of participants who receive awards under the Plan, and the size and type of awards, are generally determined by the Committee in its discretion. Future grants are not presently determinable, and it is not possible to predict the benefits or amounts that will be received by or allocated to particular individuals or groups for 2004.

The awards made under the Plan for 2003 to the named executive officers are shown in the tables under “Executive Compensation” above. The following table shows the awards granted under the Plan for 2003 to all executive officers (including the named officers) as a group and to all non-executive officer employees as a group:

	Stock Options		Restricted Stock and Deferred Share Awards (Number of Shares)
	Number of Shares	Average Exercise Price
All executive officers as a group (14 persons)	872,233	$24.99	800,385
All non-executive officer employees as a group	5,963,842	$30.23	860,608

No SARs, deferred cash incentive awards, performance units or other stock-based awards were granted under the Plan for 2003.

Federal Income Tax Consequences

The following discussion summarizes the Federal income tax consequences to participants who may receive grants of awards under the Plan. The discussion is based upon interpretations of the Code in effect as of January 1, 2004, and regulations promulgated thereunder as of such date.

Nonqualified Stock Options. For Federal income tax purposes, no income is recognized by a participant upon the grant of a nonqualified stock option. Upon the exercise of the option, however, compensation taxable as ordinary income will be realized by the participant in an amount equal to the excess of the fair market value of a share of Common Stock on the date of such exercise over the exercise price times the number of shares exercised. A subsequent sale or exchange of such shares will result in gain or loss measured by the difference between (i) the exercise price, increased by any compensation reported upon the participant’s exercise of the option, and (ii) the amount realized on such sale or exchange. Such gain or loss will be capital in nature if the shares were held as a capital asset and will be long-term if such shares were held for more than one year. Reload options are treated as nonqualified stock options for purposes of this discussion.

The Corporation is entitled to a deduction (subject to the provisions of Section 162(m) of the Code) for compensation paid to a participant at the same time and in the same amount as the participant is considered to have realized compensation by reason of the exercise of an option.

Incentive Stock Options. No taxable income is realized by the participant upon the grant or exercise of an incentive stock option. If shares of Common Stock are issued to a participant pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by the participant within two years after the date of grant or within one year after the transfer of the shares to the participant, then (a) upon sale of the shares, any amount realized in excess of the option price will be taxed to the participant as a long-term capital gain and any loss sustained will be a long-term capital loss, and (b) no deduction will be allowed to the Corporation for Federal income tax purposes. Upon exercise of an incentive stock option, the participant may be subject to alternative minimum tax on certain items of tax preference. If shares of Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-years-from-grant/one-year-from-transfer holding period, generally (a) the participant will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the option price, and (b) the Corporation will be entitled to deduct that amount (subject to the provisions of Section 162(m) of the Code). Any further gain or loss realized will be taxed as short-term capital gain or loss, as the case may be, and will not result in any deduction by the Corporation. If an incentive stock option is exercised at a time when it no longer qualifies as an incentive stock option, the option is treated as a nonqualified stock option.

Stock Appreciation Rights. No taxable income is recognized by a participant upon the grant of a SAR. Upon the exercise of a SAR, compensation taxable as ordinary income will be realized by the participant in an amount equal to the cash received upon exercise, plus the fair market value on the date of exercise of any shares of Common Stock received upon exercise. Shares of Common Stock received on the exercise of a SAR will be eligible for capital gain treatment, with the capital gain holding period commencing on the date of exercise of the SAR. The Corporation is entitled to a deduction (subject to the provisions of Section 162(m) of the Code) for compensation paid to a participant at the same time and in the same amount as the participant is considered to have realized compensation by reason of the exercise of a SAR.

Restricted Stock. Awards of restricted stock will not result in taxable income to the participant or a tax deduction to the Corporation for Federal income tax purposes at the time of grant. A recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the Common Stock at the time the restricted stock is no longer subject to forfeiture. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of the grant will have ordinary taxable income on the date of the grant equal to the fair market value of the restricted stock as if such shares were unrestricted and could be sold immediately. If the restricted stock subject to such election is forfeited, the Internal Revenue Service takes the position that the recipient will not be entitled to any deduction, refund or loss for tax purposes with respect to the forfeited shares. Upon sale of the restricted stock after the forfeiture period has expired, the holding period to determine whether the recipient has long-term or short-term capital gain or loss begins when the restriction period expires, and the tax basis will be equal to the fair market value of the shares on that date. However, if the recipient timely elects to be taxed as of the date of the grant, the holding period commences on the date of the grant, and the tax basis will be equal to the fair market value of the restricted shares on the date of the grant as if such shares were then unrestricted and could be sold immediately. The award of shares of restricted stock which are subject to the achievement of performance goals will not result in taxable income to the participant or a tax deduction to the Corporation for Federal income tax purposes at the time of grant. A recipient of such an award generally will be subject to tax at the same time and in the same manner as applicable to recipients of restricted shares as described above. The Corporation is entitled to a deduction (subject to the provisions of Section 162(m) of the Code) for compensation paid to a participant at the same time and in the same amount as the participant is considered to have realized compensation by reason of the lapse of restrictions on an award of restricted stock or an election under Section 83(b) of the Code.

Performance Units. The Federal income tax consequences of performance units will depend on how such awards are structured. Generally, the Corporation will be entitled to a deduction (subject to the provisions of Section 162(m) of the Code) with respect to such awards only to the extent that the recipient realizes compensation income in connection with such awards. It is anticipated that such awards will usually result in compensation income to the recipient in some amount.

Deferred Cash Incentive Awards. No taxable income is realized by a participant upon the grant of a deferred cash incentive award in connection with the grant of an option. A deferred cash incentive award can only be used to pay the exercise price of the related option. A participant recognizes compensation income related to the deferred cash incentive award after the related option has vested and the Committee has certified (i) the achievement of the performance goals related to the deferred cash incentive award and (ii) the amount of the deferred cash incentive award to be paid. The amount of compensation income a participant recognizes is equal to the option exercise price. Generally, the Corporation will be entitled to a deduction with respect to such awards only to the extent that the recipient recognizes compensation income in connection with the award.

Deferred Share Awards. The election of a deferred share award permits the participant to defer the receipt of taxable income until the time the shares of Common Stock are delivered to the participant, usually after retirement. The participant will then generally be subject to tax at ordinary income rates on the fair market value of the shares at their payout election date. The Corporation will be entitled to a deduction (subject to the provisions of Section 162(m) of the Code) for compensation paid to a participant at the same time and in the same amount as the participant is considered to have realized compensation by reason of the delivery of the Common Stock.

Limits on Deductions. Under Section 162(m) of the Code, the deductible amount of compensation paid to the Chief Executive Officer and the four other most highly paid executive officers of the Corporation in the year for which a deduction is claimed by the Corporation (including its subsidiaries) is limited to $1,000,000 per person, except that compensation that is performance-based will be excluded for purposes of calculating the amount of compensation subject to this $1,000,000 limitation. The ability of the Corporation to claim a deduction for compensation paid to any other executive officer or employee of the Corporation (including its subsidiaries) is not affected by this provision.

The Corporation has structured the Plan so that any compensation for which the Corporation may claim a deduction in connection with the exercise of nonqualified stock options and SARs, the disposition by an optionee of shares acquired upon the exercise of incentive stock options and payments made pursuant to performance units and deferred cash incentive awards will be performance-based within the meaning of Section 162(m) of the Code. Grants of restricted stock, deferred share awards and other stock-based awards may or may not be performance-based, and therefore any amounts for which the Corporation may claim a deduction may or may not be subject to the limitations on deductibility in Section 162(m) of the Code. Restricted stock grants that cliff-vest after seven years, whether or not related performance goals have been met, will not be performance-based within the meaning of Section 162(m).

Action by Shareholders

The Board of Directors believes that the amendments to the Plan are appropriate and consistent with the Corporation’s objectives of attracting and retaining officers and other employees of outstanding competence and providing incentives for such employees to improve the long-range profitability of the Corporation. Accordingly, the Board believes that approval of the amendments is in the best interests of the Corporation and its shareholders.

Approval of the proposed amendments to the Plan requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting by the holders of Common Stock voting in person or by proxy. The Pennsylvania Business Corporation Law provides that an abstention is not a vote cast. Therefore, an abstention will not have the effect of a vote for or against the proposal and will not be counted in determining the number of votes required for approval, though it will be counted in determining the presence of a quorum. If a broker or nominee voting a proxy limits the number of shares voted on the proposal or indicates that shares are not voted on the proposal, such “non-votes” will not be voted on the proposal and will not be counted in determining the number of votes required for approval.

With respect to Proxy Item 2, the Board of Directors recommends a vote FOR approval of the amendments to the Long-Term Profit Incentive Plan.

COMPENSATION COMMITTEE REPORT

Introduction

The Corporation’s Human Resources Committee (the “Committee”) consists of three directors, each of whom is an independent director under the rules of the New York Stock Exchange. Among the Committee’s duties is the responsibility for establishing the compensation of the senior managers of the Corporation and its subsidiaries, including the compensation of the Chairman and the other named executive officers. The Committee also reviews programs to facilitate the selection and development of key managers.

Under the guidance of the Committee, the Corporation’s compensation policies are designed to accomplish the goal of managing the Corporation towards increased profitability and shareholder value. Accordingly, two principles underlying the Corporation’s compensation policy for all senior managers, including the Chairman and the other named executive officers, are (i) aligning the financial interests of senior managers with those of the Corporation’s shareholders and (ii) paying for corporate and individual performance. These principles are reflected in the structure of the Corporation’s compensation program for senior managers, which consists of three basic components: base salary, annual awards under the Profit Bonus Plan (the “Bonus Plan”) and awards under the Long-Term Profit Incentive Plan (the “Option Plan”). Through this structure, the Committee places emphasis on the “at risk” elements of compensation for senior managers and elements of compensation tied to corporate performance objectives. Base salaries are generally set somewhat below the market, and the incentive components of the Bonus Plan and the Option Plan are relied on to achieve a competitive compensation package. There was no change in 2003 in the Corporation’s overall compensation policy for senior managers.

In addition, and in furtherance of the Corporation’s goal of aligning the financial interests of the Corporation’s senior management and shareholders, in 2003 the Corporation implemented stock ownership guidelines pursuant to which senior managers, over time, are required to achieve and maintain holdings of the Corporation’s Common Stock. See footnote 4 on page 13 for further information.

Awards under the Corporation’s incentive plans are tied to corporate, business unit and individual performance. The accomplishment of the goals and objectives of the Corporation’s operating and strategic plans is the basis for making awards under the Bonus Plan and the Option Plan and, except where performance goals have been set under the Option Plan, there is no formal weighting of various factors. Together, the plans provide the Committee with the flexibility to grant awards in a manner that is believed by the Committee to encourage managers to continually focus on building high quality profitability and long-term shareholder value. All named executive officers have received grants of performance accelerated restricted stock. The shares are restricted against transfer and will only be earned prior to seven years from the date of grant if performance goals established by the Committee have been met.

Base Salary

Mr. McGuinn and Mr. Elliott were each entitled to annual review in 2003 of his base salary by the Committee under the terms of his prior employment contract with the Corporation, but no base salary action was taken. Mr. McGuinn and Mr. Elliott did not receive any increase in their base salaries in connection with their new employment agreements. In its 2003 review of Mr. McGuinn’s and Mr. Elliott’s salaries, the Committee reviewed compensation data based on a survey of executive officers holding comparable positions at 20 other broad-based financial institutions similar to the Corporation in terms of its various business lines. Of these comparable institutions 13 are included in the KBW 50 Index used in the Performance Graph on page 14. Consistent with the compensation principles discussed above. Mr. McGuinn’s and Mr. Elliott’s base salaries are somewhat below the market as determined by such review. Messrs. O’Hanley, Canter and Lamere entered into new employment agreements with the Corporation effective January 1, 2003 pursuant to which each of them received a base salary increase beginning January 1, 2003. Each of Messrs. O’Hanley, Canter and Lamere was entitled to annual review of his base salary under the terms of his employment contract. As a result of such review, Mr. Lamere received a $70,000 increase in his base salary effective January 1, 2004, and no salary action was taken for Messrs. O’Hanley or Canter. See pages 20-23 for a summary of the employment agreements of the named executive officers.

Option Plan Awards

In 2003, the Committee reviewed the long-term incentive component of total compensation for Messrs. McGuinn and Elliott and awarded them additional stock options and restricted stock grants which are described below. In conducting its review, the Committee reviewed compensation data based on a survey of comparable executive officers of 20 other broad-based financial institutions similar to the Corporation in terms of its various lines of business. Of these comparative institutions, 13 are included within the KBW Index used for the Performance Graph on page 14. Based on the comparative compensation data reviewed by the Committee, the value of the “at risk” component of compensation represented by these options and restricted stock grants, coupled with the Corporation’s annual cash compensation (measured in terms of base salary and cash bonus), will achieve the needed competitive positioning of the Corporation’s senior executive compensation package while creating a significant incentive for the executives and aligning their financial interests with those of the Corporation’s shareholders. The number of options and amount of restricted stock previously granted to each executive together with total compensation as reflected in the comparative compensation data referenced above were considered in determining the number of shares covered by each award.

In May of 2003, Messrs. McGuinn and Elliott received grants of stock options which will become exercisable annually in thirds beginning in 2004. (See the table for “Option Grants in 2003” on page 17).

In May of 2003, Messrs. McGuinn and Elliott also received grants of performance accelerated restricted stock. The shares are restricted against transfer for seven years and will only be earned prior to the expiration of seven years from the date of grant if performance goals established by the Committee are met or if the related provisions of Mr. McGuinn’s employment agreement are implemented. The performance goals require that for years after 2002 both an earnings per share target and a return on common equity target must be met. If the performance goals are met for a particular year, the restrictions against transfer will then lapse as to one-third of the amount granted to each executive. The executive has full voting rights with respect to the shares, and dividends are payable at the same rate and at the same time as paid to other holders of the Corporation’s Common Stock. The above performance goals for 2003 were not achieved, and the restrictions against transfer did not lapse for 2003 with respect to any of Mr. McGuinn’s or Mr. Elliott’s awards of performance accelerated restricted stock.

Performance accelerated restricted stock is also granted to other senior managers of the Corporation. For certain managers, including Messrs. O’Hanley, Canter and Lamere, the performance goals are not the corporate goals referred to above, but are specifically targeted to performance measures of the businesses for which the manager is responsible. Certain of the performance goals were achieved in 2003 for some of such performance accelerated restricted stock, including such stock held by Messrs. O’Hanley and Lamere.

The Committee reviews the performance of senior managers annually and if preestablished performance goals are met, determines within its discretion whether the exercise date for certain previously granted options should be accelerated. Otherwise, these options are only exercisable during the final 60 days of their ten-year term. As provided for in the Option Plan, the exercise of these accelerated options is intended to include the payout of a deferred cash incentive award to the optionee in an amount equal to the exercise price for such options. The optionee must use the cash award to pay the option exercise price of such accelerated options. The payment of deferred cash incentive awards is tied to the achievement of preestablished corporate level performance goals. Accordingly, in February of 2002 and 2003, the Committee adopted performance goals applicable to calendar years 2002 and 2003, respectively, which required certain levels of net income available to Common Stock or earnings per share of Common Stock or return on common equity to be achieved in order for a set percentage of the outstanding deferred cash incentive awards to be earned. These performance goals were not achieved by the Corporation in 2002 and were achieved by the Corporation in 2003. As a result, deferred cash incentive awards were not paid for 2002. Deferred cash incentive awards were paid to Messrs. Canter, O’Hanley and Lamere in January 2004 as a result of the achievement of the goals for 2003. Neither Mr. McGuinn nor Mr. Elliott held any such options or deferred cash incentive awards in 2003.

Bonus Plan Awards

The Committee considered and approved bonus awards for 2003 for the Corporation’s senior managers, including Mr. McGuinn and the other named executive officers, which were generally payable 75% with cash and 25% with restricted shares of the Corporation’s Common Stock. In connection with making awards under the Corporation’s Bonus Plan for 2003, the Committee again examined the performance of its senior managers.

The starting point for determining bonus awards was a formula that reflected each manager’s position and performance evaluation. The product of that formula was then reduced by approximately 10% to reflect 2003 corporate financial performance as compared to 2002. Individual and organization/business unit performance were then considered in determining final award amounts for 2003. This review focused on the individual performance of each officer for full year 2003. The Committee completed a formal, written performance evaluation for Mr. McGuinn utilizing the criteria of Strategy, Financial Results, Building Capability, CEO Leadership and Board and Governance Leadership Performance and received input from the full Board on the evaluation. In determining Mr. McGuinn’s Bonus Plan award for 2003, the Committee evaluated him within the context of the year experienced by the Corporation with respect to its 2003 operating plan, as well as his performance evaluation and his leadership in planning and implementing the strategic and operating initiatives of the Corporation. For 2003, Mr. McGuinn received a Bonus Plan award of $1,500,000 which was $100,000 less than the Bonus Plan award he received for 2002. His 2003 award represented an approximate 16% reduction from the result the formula referenced above would have produced. Each other officer was evaluated based in significant measure upon performance in the following areas: Results-Based Goals, Shared Values, Leadership Priorities, Risk Management and Financial Performance (income, expenses, assets under management, operating margin and return on capital).

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation for officers of public companies. Section 162(m) generally disallows the ordinary business expense deduction to compensation in excess of $1,000,000 paid to a company’s chief executive officer and each of the next four most highly compensated executive officers. As discussed above, the Option Plan has been designed to allow the Committee, in its discretion, to grant incentive compensation awards that qualify for the ordinary business expense deduction as “performance based compensation” under Section 162(m). Of the awards currently outstanding, stock options and deferred cash incentive awards so qualify.

The Corporation and the Committee continue to examine the issue of deductibility of executive compensation within the context of the overall operation of the Corporation’s compensation plans and will consider what additional actions should be taken, if any, to operate the compensation plans in a tax effective manner. The Committee examines particularly carefully any compensation proposal or program if there is a reasonable likelihood that the Corporation would lose a deduction as a consequence of its adoption.

The Human Resources Committee of the Board of Directors presents the foregoing Report.

Wesley W. von Schack, Chair	Robert Mehrabian
J. W. Connolly, Vice Chair

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE REPORT

The Corporate Governance and Nominating Committee (“Nominating Committee”) consists of four directors each of whom is an independent director under the rules of the New York Stock Exchange (“NYSE”).

One of the most important responsibilities of the Nominating Committee under its Charter is in advance of the annual shareholders’ meeting each year to recommend persons to be nominated by the Board of Directors for election as directors of the Corporation. The Nominating Committee will consider candidates recommended by shareholders, and a shareholder desiring to make such a recommendation should follow the procedures set forth on page 7 of this Proxy Statement. The Nominating Committee does not have any formal policies with regard to the consideration of shareholder-recommended candidates other than that any such person will be considered at the same time and under the same criteria used to evaluate all other candidates.

The criteria for the nomination of directors are set forth in the Corporation’s Board Policies and are as follows:

“The Corporate Governance and Nominating Committee will consider for selection as Directors those persons:

1.	who have the proven ability and experience to bring informed, thoughtful and well-considered opinions to corporate management and the Board;

2.	who have the competence, maturity and integrity to monitor and evaluate the institution’s management, performance and policies;

3.	who have the willingness and ability to devote the necessary time and effort required for service on the Board;

4.	who have the capacity to provide additional strength, diversity of view and new perceptions to the Board and its activities;

5.	who have the skills and personality to work with other Directors in building a Board that is effective, collegial and responsive to the needs of the Corporation;

6.	who have the necessary measure of self-confidence and articulateness to ensure ease of participation in Board discussions; and

7.	who hold or have held the position of Chief Executive Officer, Chief Operating Officer, Chief Administrative Officer, Chief Financial Officer or a senior position with a major business corporation or a position of senior leadership in an educational, medical, religious or other non-profit institution or foundation of national significance.”

The Nominating Committee will not recommend a person for nomination by the Board unless he or she satisfies all of these criteria.

In addition, the Nominating Committee reviews a variety of skills, background and experience that it believes are important for one or more Board members to possess. They are as follows:

Strategic Planning; Technology/Telecommunications; Financial Expertise; Marketing/Communications; Government Affairs/Legal/Regulatory; Management/Governance Experience; International; Other Boards; and Community Relations.

These skills, background and experience are not applied as a quantitative formula but rather as a set of aspirational goals to be achieved over time. Also, the Nominating Committee considers the diversity of the Board, in all senses of the term diversity. Potential Board candidates have been identified to the Nominating Committee by current directors of the Corporation, a search firm retained to identify and evaluate potential Board candidates and senior officers of the Corporation. The Nominating Committee expects that in the future potential Board candidates will be identified in the same manner. Identified candidates are evaluated against the criteria described above, but because different candidates have different qualities, skills, background and experience, the evaluation process will differ as to each. The evaluation process for a shareholder-recommended candidate will depend on the qualities, skills, background and experience of the individual.

John P. Surma is the only nominee recommended for election at the 2004 annual meeting of shareholders who is not an executive officer of the Corporation or standing for re-election. Mr. Surma was recommended initially to the Corporation by an individual not affiliated with the Corporation who knows both Mr. Surma and the Chief Executive Officer. Mr. Surma was then recommended to the Nominating Committee by the Chief Executive Officer and also by three independent directors who are members of the Nominating Committee.

During 2003, on authority of the Nominating Committee, the Corporation retained a third party search firm to identify and evaluate potential director candidates which such firm did, and the Corporation paid the fees and reimbursed the expenses of such firm.

The Corporate Governance and Nominating Committee of the Board of Directors presents the foregoing report.

J. W. Connolly, Chair	Mark A. Nordenberg
Jared L. Cohon	Wesley W. von Schack, Vice Chair

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities in respect of, among other things, the integrity of the Corporation’s financial reporting process. All members of the Audit Committee are “independent”, as required by the applicable listing standards of the New York Stock Exchange. The Committee operates pursuant to a Charter that was initially approved by the Audit Committee and the Board in April 2000 and most recently amended in January 2004. A copy of the Charter is attached to this Proxy Statement as Exhibit B.

As set forth in the Charter, management of the Corporation is responsible for the preparation, presentation and integrity of the Corporation’s financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to provide reasonable assurance of compliance with accounting standards and related laws and regulations. The independent accountants are responsible for planning and carrying out an audit in accordance with generally accepted auditing standards.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2003 with management and with KPMG LLP (“KPMG”), the Corporation’s independent public accountants for 2003. The Audit Committee has also received from the independent accountants a letter pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect, and has discussed the matters referred to in such letter with the independent accountants. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect.

The Audit Committee has considered whether the provision of non-audit services by the independent accountants to the Corporation is compatible with maintaining the accountants’ independence and has discussed with KPMG their independence. Following the enactment of the Sarbanes-Oxley Act of 2002 (the “SOA”), the Audit Committee or its Chairman (acting pursuant to delegated authority) pre-approved all new non-audit services (as defined in the SOA) proposed to be performed by KPMG. Initially, such pre-approval was on an individual engagement basis. Because of administrative and timing issues caused by this approach, in December 2002 the Audit Committee pre-approved categories of non-audit services KPMG might perform for the Corporation in 2003. Following their review of the rules on audit committee pre-approval of audit and non-audit services adopted by the Securities and Exchange Commission (“SEC”) in late-January 2003 the Audit Committee and the Board of Directors adopted in April 2003 the Corporation’s Audit and Non-Audit Services Pre-Approval Policy (the “Policy”). A copy of the Policy as amended most recently in December 2003 is Exhibit C to this Proxy Statement and is also available at the Corporation’s website at www.mellon.com/governance/audit.html.

As part of its discussion of KPMG’s independence, the Audit Committee discussed the issue of periodic mandatory rotation of independent accountants and concluded that the benefits to the Corporation from continued retention of KPMG (including the firm’s in-depth understanding of the Corporation) combined with the results of inquiries and discussion by the Committee as to KPMG’s independence outweighed any potential benefits of such a policy. In this connection, the Committee reviewed and considered quality control processes employed by KPMG and the backgrounds and experience of and internal rotation policies covering senior KPMG professionals working on the Corporation’s audit. SEC rules and KPMG policies require the rotation of the engagement partner and reviewing partner every five years, and assignments of these positions are timed so that both positions do not rotate at the same time. The Committee will, however, continue to review these issues. The Committee also considered the low level of fees paid to KPMG in 2003 for services that were not audit or audit-related. Fees billed by KPMG for 2003 and 2002 are detailed on page 40.

For information on the allocation of responsibilities among management, the internal auditors, the independent auditors and the Audit Committee, see “Allocation of Responsibilities” in the Audit Committee Charter (attached as Exhibit B). The members of the Audit Committee believe they have performed their oversight responsibilities with diligence and care but believe it is important to note that in their capacity as members of the Corporation’s Board of Directors and Audit Committee they are not professionally engaged in the practice of auditing or accounting.

Based upon the review and discussions described in this Report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

The Audit Committee of the Board of Directors presents the foregoing Report.

Ira J. Gumberg, Chair	Robert Mehrabian
Jared L. Cohon	David S. Shapira, Vice Chair
J. W. Connolly

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS (Proxy Item 3)

The Audit Committee, at its February 17, 2004 meeting, appointed KPMG LLP as independent public accountants of the Corporation for the year ending December 31, 2004. KPMG LLP served as the Corporation’s independent public accountants for the year ended December 31, 2003. Although the appointment of independent public accountants is not required to be approved by shareholders, the Audit Committee believes shareholders should participate in such selection through ratification. If the shareholders fail to ratify KPMG LLP as the independent public accountants, the Audit Committee will reconsider its selection.

The following table sets forth fees billed to the Corporation by KPMG LLP for professional services rendered for 2003 and 2002:

	2003 (in thousands)		2002 (in thousands)
Audit Fees	$6,019	(1)(a)	$5,739	(1)(a)

Audit-Related Fees
Statement on Auditing Standards No. 70 Assurance Services	$2,597		$2,483
Employee Benefit Plan Financial Statement Audits	$345		$271
Compliance Attestation Services for Subsidiaries	$265		$495
Sarbanes-Oxley Section 404 Advisory	$410		$0
Other Audit-Related	$119		$198

Total Audit-Related Fees	$3,736	(b)	$3,447	(b)
Tax Fees(2)	$385		$569
All Other Fees(3)	$175		$185

Total	$10,315	(4)	$9,940	(4)

Total Audit and Audit-Related Fees ((a) plus (b))	$9,755		$9,186

(1)	Aggregate fees billed for professional services rendered for the audit of the Corporation’s annual financial statements, for the reviews of the financial statements included in the Corporation’s Quarterly Reports on Form 10-Q, statutory audits, SEC registration statements and other filings, comfort letters and consents, attestation report on management’s assessment on the effectiveness of the internal control structure and procedures of the issuer for financial reporting, and accounting consultations on matters reflected in the financial statements.

(2)	Preparation of tax returns and tax advice.

(3)	For 2003-regulatory advisory services; for 2002-litigation support and business advisory services.

(4)	Excludes $215,318 and $1,913,000, respectively of collective trust fund fees and expenses billed by KPMG LLP, which are not expenses of the Corporation.

All audit and non-audit services provided to the Corporation by KPMG LLP in 2003 were pre-approved by the Audit Committee.

Representatives of KPMG LLP will be present at the annual meeting with an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Action by Shareholders

Adoption of the proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting by the holders of Common Stock voting in person or by proxy. The Pennsylvania Business Corporation Law provides that an abstention is not a vote cast. Therefore, an abstention will not have the effect of a vote for or against the proposal and will not be counted in determining the number of votes required for approval, although it will be counted in determining the presence of a quorum.

With respect to the ratification of independent public accountants (Proxy Item 3), the Audit Committee recommends a vote FOR ratification of the appointment of KPMG LLP as independent public accountants of the Corporation for the year ending December 31, 2004.

OTHER BUSINESS

The Board of Directors does not know of any other business that may be presented for consideration at the 2004 annual meeting. If any other business should properly come before the meeting, it is the intention of those named in the proxies solicited hereby to vote the shares represented by such proxies in accordance with their judgment on such matters.

DEADLINES FOR SHAREHOLDER PROPOSALS

Article One, Section 6 of the By-Laws of the Corporation requires that any shareholder of the Corporation intending to present a proposal for action by the shareholders at an annual meeting must give written notice of the proposal, containing specified information, to the Secretary of the Corporation not later than the notice deadline contained in the By-Law. This notice deadline will generally be 90 days prior to the anniversary date of the Corporation’s proxy statement for the previous year’s annual meeting. For the Corporation’s annual meeting to be held in 2005, the notice deadline under the By-Law is December 13, 2004. A copy of the By-Law may be obtained by written request to the Secretary at the address given below.

The By-Law mentioned above will not change the deadline for a shareholder requesting inclusion of a proposal in the Corporation’s proxy statement pursuant to Securities and Exchange Commission Rule 14a-8 or affect a shareholder’s right to present for action at an annual meeting any proposal so included. Rule 14a-8 requires that notice of a shareholder proposal requested to be included in the Corporation’s proxy materials pursuant to that Rule must generally be furnished to the Corporation not later than 120 days prior to the anniversary date of the Corporation’s proxy statement for the previous year’s annual meeting. For the Corporation’s annual meeting to be held in 2005, shareholder proposals to be considered for inclusion in the proxy statement under Rule 14a-8 must be received by the Corporation no later than November 12, 2004.

All shareholder proposals should be submitted in writing to the Secretary of the Corporation, One Mellon Center, Room 4826, Pittsburgh, Pennsylvania 15258-0001.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Corporation’s Board of Directors provides a process for shareholders to send communications to the Board of Directors. Shareholders may communicate with the Board of Directors, non-management directors as a group or individual directors in a writing addressed to the Board, group or individual director at One Mellon Center, Room 4826, Pittsburgh, Pennsylvania 15258-0001. Any communications relating to accounting, internal controls or auditing matters will be referred to the Corporation’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation’s executive officers and directors, and persons who own more than 10% of a registered class of the Corporation’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file. The Corporation assists its executive officers and directors with fulfilling these requirements based on information provided by such persons and obtained from its internal records. Based on its review of such forms, or written representations from certain reporting persons that no Form 5’s were required for those persons, the Corporation believes that, for 2003, all such filing requirements were met except that inadvertently Mr. Lamere was late in filing a Form 5 to report a gift of shares to his wife.

PROXY SOLICITATION

The cost of solicitation of proxies for the 2004 annual meeting will be borne by the Corporation. In addition to solicitation by mail, regular employees of the Corporation may solicit proxies by telephone or personal interview. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of Common Stock held of record by such persons and will be reimbursed by the Corporation for their expenses. In addition, the Corporation has retained Mellon Investor Services LLC, 44 Wall Street, New York, New York 10005 to aid in the solicitation of proxies from brokers, banks, nominees and other institutional holders. A fee of $12,500 plus expenses will be paid to Mellon Investor Services for these services. In addition, the Corporation has agreed to pay Mellon Investor Services a fee of approximately $30,000 in connection with project management and technical services to be provided by MIS relating to the distribution of the Corporation’s Proxy Statement and Annual Report to employees and former employees participating in employee benefit and stock option programs. Mellon Investor Services is a wholly owned subsidiary of the Corporation.

By Order of the Board of Directors

Carl Krasik

Secretary

March 12, 2004

(Language to be inserted is underlined and language to be deleted is enclosed in brackets)

EXHIBIT A

MELLON FINANCIAL CORPORATION

LONG-TERM PROFIT INCENTIVE PLAN ([1996] 2004)

I.	Purposes

The purposes of this Long-Term Profit Incentive Plan ([1996] 2004), as amended and restated, are to promote the growth and profitability of Mellon Financial Corporation (“Corporation”) and its Affiliates, to provide officers and other [key executives] employees of the Corporation and its Affiliates with the incentive to achieve long-term corporate objectives, to attract and retain officers and other [key executives] employees of outstanding competence, and to provide such officers and [key executives] employees with an equity interest in the Corporation.

II.	Definitions

The following terms shall have the meanings shown:

2.1    “Affiliate” shall mean any corporation, limited partnership or other organization in which the Corporation owns, directly or indirectly, 50% or more of the voting power.

2.2    “Award” shall mean Options, SARs, Performance Units, Restricted Stock, Deferred Share Awards, [and] Deferred Cash Incentive Awards and Other Stock-Based Awards, as defined in and granted under the Plan.

2.3    “Board of Directors” shall mean the Board of Directors of the Corporation.

2.4    “Change in Control Event” shall mean any of the following events:

(a)    The occurrence with respect to the Corporation of a “control transaction”, as such term is defined in Section 2542 of the Pennsylvania Business Corporation Law of 1988, as of August 15, 1989; or

(b)    Approval by the stockholders of the Corporation of (i) any consolidation or merger of the Corporation where either (x) the holders of voting stock of the Corporation immediately before the merger or consolidation will not own more than 50% of the voting shares of the continuing or surviving corporation immediately after such merger or consolidation or (y) the Incumbent Directors immediately before the merger or consolidation will not hold more than 50% (rounded to the next whole person) of the seats on the board of directors of the continuing or surviving corporation, or (ii) any sale, lease or exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Corporation; or

(c)    A change of 25% (rounded to the next whole person) in the membership of the Board of Directors within a 12-month period, unless the election or nomination for election by stockholders of each new director within such period (i) was approved by the vote of 85% (rounded to the next whole person) of the directors then still in office who were in office at the beginning of the 12-month period and (ii) was not as a result of an actual or threatened election with respect to directors or any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board of Directors. As used in this Section 2.4, the term “Incumbent Director” means as of any time a director of the Corporation (x) who has been a member of the Board of Directors continuously for at least 12 months or (y) whose election or nomination as a director within such period met the requirements of clauses (i) and (ii) of the preceding sentence.

2.5    “Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

2.6    “Committee” shall mean the Human Resources Committee of the Board of Directors, or any successor committee.

2.7    “Common Stock” shall mean Common Stock of the Corporation.

2.8    “Corporation” shall mean Mellon Financial Corporation and any successor.

2.9[2.8]    “Deferred Cash Incentive Award” shall mean an Award granted pursuant to Article VII of the Plan.

2.10[2.9]    “Deferred Share Award” shall mean an Award granted pursuant to Article VIII, Section 8.7, of the Plan.

2.11[2.10]    “Fair Market Value” shall mean the closing price of a share of Common Stock in the New York Stock Exchange Composite Transactions on the relevant date, or, if no sale shall have been made on such exchange on that date, the closing price in the New York Stock Exchange Composite Transactions on the last preceding day on which there was a sale.

2.12[2.11]    “Incentive Stock Option” shall mean an option qualifying under Section 422 of the Code granted by the Corporation.

2.13[2.12]    “Options” shall mean rights to purchase shares of Common Stock granted pursuant to Article IV of the Plan.

2.14    “Other Stock-Based Award” means an Award granted pursuant to Article IX of the Plan.

2.15[2.13]    “Participant” shall mean an eligible employee who is granted an Award under the Plan.

2.16[2.14]    “Performance Goals” shall mean goals established by the Committee in compliance with Section 162(m) of the Code covering a performance period set by the Committee and based on the attainment or maintenance of, or changes in, levels of performance with respect to one or more of the following objective business criteria: earnings or earnings per share; total return to shareholders; return on equity, assets or investment; pre-tax margins; revenues; expenses; stock price; investment performance of funds or accounts under management; market share; charge-offs; or non-performing assets. Performance Goals based on such business criteria may be based on absolute levels of performance or on performance as compared to an index, peer group or other benchmark. Performance Goals shall be established by the Committee in connection with the grant of Performance Units and Deferred Cash Incentive Awards and may be established in connection with the grant of Restricted Stock, Deferred Share Awards or Other Stock-Based Awards. Performance Goals may be applicable to an individual, a business unit or to the Corporation as a whole and need not be the same for each of the foregoing types of Awards or for each individual receiving the same type of Award. The Committee may retain the discretion to reduce (but not to increase) the portion of any Award which will be earned based on achieving Performance Goals.

2.17[2.15]    “Performance Units” shall mean units granted pursuant to Article VI of the Plan.

2.18[2.16]    “Plan” shall mean the Mellon Financial Corporation Long-Term Profit Incentive Plan [1996](2004), as amended and restated, formerly known as the Long-Term Profit Incentive Plan (1996) and prior to that the Long-Term Profit Incentive Plan (1981).

2.19[2.17]    “Reload Option Rights” and “Reload Options” shall have the meanings set forth in Article IV of the Plan.

2.20[2.18]    “Restricted Stock” shall mean any share of Common Stock granted pursuant to Article VIII of the Plan.

2.21[2.19]    “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended from time to time, or any successor rule.

2.22[2.20]    “SAR” shall mean any stock appreciation right granted pursuant to Article V of the Plan.

III.	General

3.1    Administration.

(a)    The Plan shall be administered by the Committee, each member of which shall at the time of any action under the Plan be (i) a “non-employee director” as then defined under Rule 16b-3 and (ii) an “outside director” as then defined under Section 162(m) of the Code.

(b)    The Committee shall have the authority in its sole discretion from time to time: (i) to designate the employees eligible to participate in the Plan; (ii) to grant Awards under the

Plan; (iii) to prescribe such limitations, restrictions and conditions upon any such Award as the Committee shall deem appropriate; and (iv) to interpret the Plan, to adopt, amend and rescind rules and regulations relating to the Plan, and to make all other determinations and take all other action necessary or advisable for the implementation and administration of the Plan. A majority of the Committee shall constitute a quorum, and the action of a majority of members of the Committee present at any meeting at which a quorum is present, or acts unanimously adopted in writing without the holding of a meeting, shall be the acts of the Committee.

(c)    All actions of the Committee shall be final, conclusive and binding upon the Participant. No member of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder.

3.2    Eligibility. The Committee may grant Awards under the Plan to any [corporate officer, key executive, administrative or professional] employee of the Corporation or any of its Affiliates. In granting such Awards and determining their form and amount, the Committee shall give consideration to the functions and responsibilities of the employee, his or her potential contributions to profitability and to the sound growth of the Corporation and such other factors as the Committee may deem relevant.

3.3    Effective and Expiration Dates of Plan. The amended and restated Plan shall become effective on the date [(herein returned to as the “effective date”)] approved by the holders of a majority of the shares present or represented and entitled to vote at the [1996]2004 Annual Meeting of Shareholders of the Corporation. No Award shall be granted after December 31, [2005]2013, except that Reload Options may be granted pursuant to Reload Option Rights then outstanding.

3.4    Aggregate and Individual Limitations on Awards.

(a)    The aggregate number of shares of Common Stock reserved for issue under the Plan on and after April [18, 2000]20, 2004 shall not exceed [49,770,693] 54,600,000 shares1, subject to adjustments pursuant to Section [9.7.]10.7. No more than [7,888,876] 5,300,0002 shares of Common Stock may be issued as Restricted Stock, Deferred Share Awards, Performance Units or Other Stock-Based Awards on and after April [18, 2000.]20, 2004. Shares of Common Stock which may satisfy Awards granted under the Plan may be either authorized and unissued shares of Common Stock or authorized and issued shares of Common Stock held in the Corporation’s treasury or issued and outstanding shares of Common Stock held by any employee stock benefit trust established by the Corporation.

(b)    For purposes of paragraph (a) of this Section 3.4, shares of Common Stock that are actually issued upon exercise of an Option shall be counted against the total number of shares reserved for issuance, except that when Options are exercised by the delivery of shares of Common Stock the charge against the shares reserved for issuance shall be limited to the net new shares of Common Stock issued. In addition to shares of Common Stock actually issued pursuant to the exercise of Options, there shall be deemed to have been issued under the Plan a number of shares of Common Stock equal to (i) the number of shares issued pursuant to SARs which shall have been exercised pursuant to the Plan, (ii) the number of Performance Units which shall have been paid in shares of Common Stock pursuant to the Plan[and], (iii) the number of shares [of]subject to Restricted Stock and Deferred Share Awards which shall have been granted pursuant to the Plan and (iv) the number of shares actually issued pursuant to an Other Stock-Based Award. For purposes of paragraph (a) of this Section 3.4,

[1]	The definitive number will be the sum of (1) 18,000,000 and (2) the number of shares available for awards or subject to outstanding stock options (approximately 36,600,000 as of December 31, 2003) as of the close of business on April 20, 2004.
[2]	The definitive number will be the sum of (1) 2,000,000 and (2) the number of shares available for Restricted Stock, Deferred Share and Performance Unit Awards (approximately 3,300,000 as of December 31, 2003) as of the close of business on April 20, 2004.

the payment of a Deferred Cash Incentive Award shall not be deemed to result in the issuance of any shares of Common Stock in addition to those issued pursuant to the exercise of the related Option.

(c)    For purposes of paragraph (a) of this Section 3.4, any shares of Common Stock subject to an Option which for any reason either terminates unexercised[,] or expires, except by reason of the exercise of a related SAR[, and], shall again be available for issuance under the Plan. In addition to the shares authorized by Section 3.4(a), any shares of Restricted Stock granted under this Plan or any shares of Common Stock covered by a Deferred Share Award or Other Stock-Based Award which are surrendered or forfeited to the Corporation (including shares [of Restricted Stock or Deferred Share] subject to Awards outstanding as of April [18, 2000]20, 2004), shall again be available for issuance under the Plan.

(d)    The maximum number of shares of Common Stock available for grants of Options or SARs to any one Participant under the Plan during a calendar year shall not exceed 4,000,000 shares. The limitation in the preceding sentence shall be interpreted and applied in a manner consistent with Section 162(m) of the Code. To the extent consistent with Section 162(m) of the Code, a Reload Option (A) shall be deemed to have been granted at the same time as the original underlying Option grant and (B) shall not be deemed to increase the number of shares covered by the original underlying Option.

3.5    Cancellation and Reissuance of Options. The Committee will not permit the repricing of Options by any method, including by cancellation and reissuance.

IV.	Options

4.1    Grant. The Committee may from time to time, subject to the provisions of the Plan, in its discretion grant Options to Participants to purchase for cash or shares of Common Stock the number of shares of Common Stock allotted by the Committee. In the discretion of the Committee, any Options or portions thereof granted pursuant to this Plan may be designated as Incentive Stock Options. The aggregate Fair Market Value (determined as of the time the Incentive Stock Option is granted) of Common Stock and any other stock of the Corporation or any parent, subsidiary or affiliate corporation with respect to which such Incentive Stock Options are exercisable for the first time by a Participant in any calendar year under all plans of the Corporation, its subsidiaries and affiliates shall not exceed $100,000 or such sum as may from time to time be permitted under Section 422 of the Code. The Committee shall also have the authority, in its discretion, to award reload option rights (“Reload Option Rights”) in conjunction with the grant of Options with the effect described in Section 4.7. Reload Option Rights may be awarded either at the time an Option is granted or, except in the case of Incentive Stock Options, at any time thereafter during the term of the Option.

4.2    Option Agreements. The grant of any Option shall be evidenced by a written “Stock Option Agreement” executed by the Corporation [and the Participant], stating the number of shares of Common Stock subject to the Option evidenced thereby and such other terms and conditions of the Option as the Committee may from time to time determine.

4.3    Option Price. The option price for the Common Stock covered by any Option granted under the Plan shall in no case be less than 100% of the Fair Market Value of said Common Stock on the date of grant. Except as otherwise provided in the Stock Option Agreement, the option price of an Option may be paid in whole or in part by delivery to the Corporation of a number of shares of Common Stock having a Fair Market Value on the date of exercise equal to the option price or portion thereof to be paid; provided, however, that no shares may be delivered in payment of the option price of an Option unless such shares, or an equivalent number of shares, shall have been held by the Participant (or other person entitled to exercise the Option) for at least six months prior to such delivery. If permitted by the Committee, delivery of shares in payment of the option price of an Option may be accomplished by the Participant’s certification of ownership of the shares to be delivered, or the withholding of such shares by the Corporation from the shares issuable on exercise, in which case the number of shares issuable on exercise of the Option shall be reduced by the number of shares certified but not actually delivered or withheld.

4.4    Term of Options. The [terms]term of each Option granted under the Plan shall be for such period as the Committee shall determine, but for not more than 10 years from the date of grant thereof. Each Option shall be subject to earlier termination as provided in Sections 4.6 and 5.4 hereof.

4.5    Exercise of Options. Each Option granted under the Plan shall be exercisable on such date or dates during the term thereof and for such number of shares of Common Stock as may be provided in the Stock Option Agreement evidencing its grant. Pursuant to the terms of the Stock Option Agreement or otherwise, the Committee may change the date on which an outstanding Option becomes exercisable; provided, however, that an exercise date designated in a Stock Option Agreement may not be changed to a later date without the consent of the holder of the Option. Notwithstanding any other provision of this Plan, unless expressly provided to the contrary in the applicable Stock Option Agreement, all Options granted under the Plan shall become fully exercisable immediately and automatically upon the occurrence of a Change in Control Event.

4.6    Termination of Employment. Except as otherwise provided in the Stock Option Agreement:

(a)    If termination of employment of a Participant occurs on or after age 55 and the Participant is credited with at least five years of employment with the Corporation or an Affiliate, the Participant shall have the right to exercise his or her Options within the period of two years after such termination, to the extent such Options were exercisable at the time of such termination; provided, however, that such post-termination exercise period may be extended by action of the Committee for up to the full term of such Options.

(b)    If a Participant shall die while employed by the Corporation or an Affiliate or within a period following termination of employment during which the Option remains exercisable under paragraphs (a), (c) or (d) of this Section 4.6, his or her Options may be exercised to the extent exercisable by the Participant at the time of his or her death within a period of two years from the date of death by the executor or administrator of the Participant’s estate or by the person or persons to whom the Participant shall have transferred such right by will or by the laws of descent and distribution.

(c)    If termination of employment of a Participant is by reason of the disability of the Participant covered by a long-term disability plan of the Corporation or an Affiliate then in effect, the Participant shall have the right to exercise his or her Options within the period of two years after the date of termination of employment, to the extent such Options were exercisable at the time of termination of employment.

(d)    In the event the employment of a Participant is terminated by the Corporation or an Affiliate without cause within two years after the occurrence of a Change in Control Event, the Participant shall have the right to exercise his or her Options within one year after the date such termination occurred, to the extent such Options were exercisable at the time of such termination of employment. For purposes of this paragraph, “without cause” shall mean any termination of employment where it cannot be shown that the employee has (i) willfully failed to perform his or her employment duties for the Corporation or an Affiliate, (ii) willfully engaged in conduct that is materially injurious to the Corporation or an Affiliate, monetarily or otherwise, or (iii) committed acts that constitute a felony under applicable federal or state law or constitute common law fraud. For purposes of this paragraph, no act or failure to act on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by him or her not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Corporation or Affiliate.

(e)    In the event all employment of a Participant with the Corporation or an Affiliate is terminated for any reason other than as stated in the preceding paragraphs (a)—(d), his or her Options shall terminate upon such termination of employment.

(f)    Notwithstanding the foregoing, in no event shall an Option granted hereunder be exercisable after the expiration of its term.

4.7    Reload Option Rights. Reload Option Rights if awarded with respect to an Option shall entitle the original grantee of the Option (and unless otherwise determined by the Committee, in its discretion, only such original grantee), upon exercise of the Option or any portion thereof through delivery, withholding or certification of ownership of shares of Common Stock, automatically to be granted on the date of such exercise an additional Option (a “Reload Option”) (i) for that number of shares of Common Stock not greater than the number of shares delivered or certified by the Participant or withheld by the Corporation in payment of the option price of the original Option and any withholding taxes related thereto, (ii) having an option price not less than 100% of the Fair Market Value of the Common Stock covered by the Reload Option on the date of grant of such Reload Option, (iii) having an expiration date not later than the expiration date of the original Option so exercised and (iv) otherwise having terms permissible for the grant of an Option under the Plan. Subject to the preceding sentence and the other provisions of the Plan, Reload Option Rights and Reload Options shall have such terms and be subject to such restrictions and conditions, if any, as shall be determined, in its discretion, by the Committee. In granting Reload Option Rights, the Committee, may, in its discretion, provide for successive Reload Option grants upon the exercise of Reload Options granted hereunder. Unless otherwise determined by the Committee, in its discretion, Reload Option Rights shall entitle the Participant to be granted Reload Options only if the underlying Option to which they relate is exercised by the Participant during employment with the Corporation or any of its Affiliates. Except as otherwise specifically provided herein or required by the context, the term Option as used in this Plan shall include Reload Options granted hereunder.

V.	SARs

5.1    Grant. SARs may be granted by the Committee as stand-alone SARs or in tandem with all or any part of any Option granted under the Plan. SARs which are granted in tandem with an Option may be granted either at the time of the grant of such Option or, except in the case of an Incentive Stock Option, at any time thereafter during the term of such Option.

5.2    SAR Agreements. The grant of any SAR shall be evidenced by the related Stock Option Agreement or by a written “Stock Appreciation Rights Agreement” executed by the Corporation, [and the Participant]stating the number of shares of Common Stock covered by the SAR, the base price of a stand-alone SAR and such other terms and conditions of the SAR as the Committee may from time to time determine. The base price for stand-alone SARs (the “base price”) shall be such price as the Committee, in its sole discretion, shall determine but shall not be less than 100% of the Fair Market Value per share of the Common Stock covered by the stand-alone SAR on the date of grant.

5.3    Payment. SARs shall entitle the Participant upon exercise to receive the amount by which the Fair Market Value of a share of Common Stock on the date of exercise exceeds the option price of any tandem Option or the base price of a stand-alone SAR, multiplied by the number of shares in respect of which the SAR shall have been exercised. In the sole discretion of the Committee, the Corporation may pay all or any part of its obligation arising out of a SAR exercise in (i) cash, (ii) shares of Common Stock or (iii) cash and shares of Common Stock. Payment shall be made by the Corporation as soon as practicable after the date of exercise.

5.4    Exercise of Tandem Award. If SARs are granted in tandem with an Option (i) the SARs shall be exercisable at such time or times and to such extent, but only to such extent, that the related Option shall be exercisable, (ii) the exercise of the related Option shall cause a share for share reduction in the number of SARs which were granted in tandem with the Option; and (iii) the payment of SARs shall cause a share for share reduction in the number of shares covered by such Option.

5.5    Term and Exercise of Stand-Alone SARs. The term of any stand-alone SAR granted under the Plan shall be for such period as the Committee shall determine, but for not more than 10 years from the date of grant thereof. Each stand-alone SAR shall be subject to earlier termination as provided in Section 5.6 hereof. Each stand-alone SAR granted under the Plan shall be exercisable on such date or dates during the term thereof and for such number of shares of Common Stock as may be provided in the Stock Appreciation Rights Agreement evidencing its grant. Pursuant to the terms of the Stock Appreciation Rights Agreement or otherwise, the Committee may change the date on which an outstanding stand-alone SAR becomes exercisable; provided, however, that an exercise date designated in a Stock Appreciation Rights Agreement may not be changed to a later date without the consent of the Participant. Notwithstanding any other provision of this Plan, unless expressly provided to the contrary in the applicable Stock Appreciation Rights Agreement, all stand-alone SARs granted under the Plan shall become fully exercisable immediately and automatically upon the occurrence of a Change in Control Event.

5.6    Termination of Employment. Except as otherwise provided in the Stock Appreciation Rights Agreement:

(a)    If termination of employment of a Participant occurs on or after age 55 and the Participant is credited with at least five years of employment with the Corporation or an Affiliate, the Participant shall have the right to exercise his or her stand-alone SARs within the period of two years after such [retirement]termination, to the extent such SARs were exercisable at the time of [retirement]termination; provided, however, that such post-[retirement]termination exercise period may be extended by action of the Committee for up to the full term of such SARs.

(b)    If a Participant shall die while employed by the Corporation or an Affiliate thereof or within a period following termination of employment during which the SARs remain exercisable under paragraphs (a), (c) or (d) of this Section [5.5]5.6, his or her stand-alone SARs may be exercised to the extent exercisable by the Participant at the time of his or her death within a period of two years from the date of death by the executor or administrator of the Participant’s estate or by the person or persons to whom the Participant shall have transferred such right by will or by the laws of descent and distribution.

(c)    If termination of employment of a Participant is by reason of the disability of the Participant covered by a long-term disability plan of the Corporation or an Affiliate then in effect, the Participant shall have the right to exercise his or her stand-alone SARs within the period of two years after the date of termination of employment, to the extent such SARs were exercisable at the time of termination of employment.

(d)    In the event all employment of a Participant with the Corporation or an Affiliate is terminated without cause within two years after the occurrence of a Change in Control Event, the Participant shall have the right to exercise his or her stand-alone SARs within one year after the date such termination occurred, to the extent such stand-alone SARs were exercisable at the time of such termination of employment. For purposes of this paragraph, “without cause” shall have the meaning provided in Section 4.6(d).

(e)    In the event all employment of a Participant with the Corporation or an Affiliate is terminated for any reason other than as stated in the preceding paragraphs (a)—(d), his or her stand-alone SARs shall terminate upon such termination of employment.

(f)    Notwithstanding the foregoing, in no event shall a stand-alone SAR granted hereunder be exercisable after the expiration of its term.

VI.	Performance Units

6.1    Grant. The Committee may from time to time grant one or more Performance Units to eligible employees. Performance Units shall represent the right of a Participant to receive shares of Common Stock or cash at a future date upon the achievement of Performance Goals which are established by the Committee.

6.2    Performance Unit Agreements. The grant of any Performance Unit shall be evidenced by a written “Performance Unit Agreement”, executed by the Corporation [and the Participant] stating the amount of cash and/or number of shares of Common Stock covered by the Performance Unit and such other terms and conditions of the Performance Unit as the Committee may determine, including the performance period to be covered by the award and the Performance Goals to be achieved.

6.3    Payment. After the completion of a performance period, performance during such period shall be measured against the Performance Goals set by the Committee. If the Performance Goals are met or exceeded, the Committee shall certify that fact in writing in the Committee minutes or elsewhere and certify the amount to be paid to the Participant under the Performance Unit. In the sole discretion of the Committee, the Corporation may pay all or any part of its obligation under the Performance Unit in (i) cash, (ii) shares of Common Stock or (iii) cash and shares of Common Stock. Payment shall be made by the Corporation as soon as practicable after the certification of achievement of the Performance Goals.

6.4    Termination of Employment. To be entitled to receive payment under a Performance Unit, a Participant must remain in the employment of the Corporation or an Affiliate through the end of the applicable performance period; except that this limitation shall not apply where a Participant’s employment is terminated by the Corporation or an Affiliate without cause (as defined in Section 4.6(d)) following the occurrence of a Change in Control Event.

6.5    Maximum Cash Payment. The maximum amount that may be paid in cash or in Fair Market Value of Common Stock (to be valued no later than three days after the date the Committee certifies the achievement of the Performance Goals) under all Performance Units paid to any one Participant during a calendar year shall in no event exceed $1,000,000.

VII.	Deferred Cash Incentive Awards

7.1    Granting of Deferred Cash Incentive Awards. Deferred Cash Incentive Awards, as hereafter described, may be granted in conjunction with all or any part of any Option (other than an Incentive Stock Option) granted under the Plan, either at the time of the grant of such Option or at any time thereafter during the term of such Option.

7.2    Deferred Cash Incentive Agreements. Deferred Cash Incentive Awards shall entitle the holder of an Option to receive from the Corporation an amount of cash equal to the aggregate exercise price of all Options exercised by such Participant in accordance with the terms of a written “Deferred Cash Incentive Agreement” executed by the Corporation[and the Participant]. Deferred Cash Incentive Agreements shall specify the conditions under which Deferred Cash Incentive Awards become payable, the conditions under which Deferred Cash Incentive Awards are forfeited and any other terms and conditions as the Committee may from time to time determine. Under no circumstances may a Deferred Cash Incentive Award be applied to any purpose other than the payment of the exercise price of a properly exercised related Option.

7.3    Pre-established Performance Goals.

(a)    Except in the event of (i) death, (ii) disability of the Participant covered by a long-term disability plan of the Corporation or an Affiliate then in effect or (iii) the occurrence of a Change in Control Event, any Deferred Cash Incentive Award shall only be earned and become payable if the Corporation achieves Performance Goals which are established for a calendar year or longer period by the Committee. After the completion of a performance period, performance during such period shall be measured against the Performance Goals set by the Committee. If the Performance Goals are met or exceeded, the Committee shall certify that fact in writing in the Committee minutes or elsewhere.

(b)    The amount payable to a Participant upon achieving the Performance Goals set by the Committee for the Deferred Cash Incentive Award shall be equal to the option price of the related Option, which shall be the Fair Market Value of the shares of Common Stock subject to the Option on the date the Option is granted. No individual may in any calendar year receive payment of Deferred Cash Incentive Awards with respect to Options for more than 3,000,000 shares of Common Stock.

VIII.	Restricted Stock

8.1    Award of Restricted Stock. The Committee may from time to time, subject to the provisions of the Plan and such other terms and conditions as it may prescribe, grant one or more shares of Restricted Stock to eligible employees. In the discretion of the Committee, shares of Restricted Stock may be granted alone, in addition to or in tandem with other Awards granted under the Plan and/or cash awards made outside of the Plan.

8.2    Restricted Stock Agreements. Each award of Restricted Stock under the Plan shall be evidenced by a written Restricted Stock Agreement executed by the Corporation[and the Participant] in such form as the Committee shall prescribe from time to time in accordance with the Plan.

8.3    Restrictions. Shares of Restricted Stock issued to a Participant may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, for such period as the Committee shall determine, beginning on the date on which the Award is granted (the “Restricted Period”). The Committee may also impose such other restrictions and conditions on the shares or the release of the restrictions thereon as it deems appropriate, including the achievement of Performance Goals established by the Committee. In determining the Restricted Period of an Award, the Committee may provide that the foregoing restrictions shall lapse with respect to specified percentages of the awarded shares on specified dates following the date of such Award or all at once.

8.4    Stock Certificate. As soon as practicable following the making of an award, the Restricted Stock shall be registered in the Participant’s name in certificate or book-entry form. If a certificate is issued, it shall bear an appropriate legend referring to the restrictions and it shall be held by the Corporation on behalf of the Participant until the restrictions are satisfied. If the shares are registered in book-entry form, the restrictions shall be placed on the book-entry registration. Except for the transfer restrictions, and subject to such other restrictions, if any, as determined by the Committee, the Participant shall have all other rights of a holder of shares of Common Stock, including the right to receive dividends paid with respect to the Restricted Stock and the right to vote such shares. As soon as is practicable following the date on which transfer restrictions on any shares lapse, the Corporation shall deliver to the Participant the certificates for such shares or shall cause the shares to be registered in the Participant’s name in book-entry form, in either case with the restrictions removed, provided that the Participant shall have complied with all conditions for delivery of such shares contained in the Restricted Stock Agreement or otherwise reasonably required by the Corporation.

8.5    Termination of Employment.

(a)    Unless expressly provided to the contrary in the applicable Restricted Stock Agreement, all restrictions placed upon Restricted Stock shall lapse immediately upon (i) termination of the Participant’s employment with the Corporation or an Affiliate if, and only if, such termination is by reason of the Participant’s death, the disability of the Participant covered by a long-term disability plan of the Corporation or an Affiliate then in effect or (except where Performance Goals have been set for the Award) if such termination occurs on or after age 55 and the Participant is credited with at least five years of employment with the Corporation or an Affiliate or (ii) the occurrence of a Change in Control Event. In addition, the Committee may in its discretion [(except where Performance Goals have been set for the Award)]allow restrictions on Restricted Stock to lapse prior to the date specified in a Restricted Stock Agreement.

(b)    Except as otherwise provided in the Restricted Stock Agreement, upon the effective date of a termination for any reason not specified in paragraph (a) of this Section 8.5, all shares then subject to restrictions immediately shall be forfeited to the Corporation without consideration or further action being required of the Corporation. For purposes of this paragraph (b), the effective date of a Participant’s termination shall be the date upon which such Participant ceases to [perform services as an employee of the Corporation or any of its Affiliates, without regard to accrued vacation, severance or other benefits or the characterization thereof on the payroll records]be on the payroll of the Corporation or an Affiliate, and employment shall extend through the end of any salary continuance period pursuant to displacement or severance arrangements with the Corporation or an Affiliate. A Participant will not be considered to be on the payroll of the Corporation or an Affiliate for time periods during which the Participant is receiving retirement or pension plan payments from the Corporation or an Affiliate.

8.6    Maximum Award. [The compensation payable to a Participant upon achieving any Performance Goals set by the Committee for Restricted Stock shall be equal to the Fair Market Value of a share of Common Stock for each share of Restricted Stock that is granted.]No individual Participant may in any one calendar year receive payment of [a]Restricted Stock [Award]and/or Deferred Share Awards (where Performance Goals have been set for the Award) covering more than 400,000 shares of Common Stock.

8.7    Deferred Share [Award]Awards.

(a)    A Deferred Share Award shall entitle the Participant to receive from the Corporation a number of shares of Common Stock on a deferred payment date specified by the Participant. Participants shall be entitled to elect a Deferred Share Award as permitted by the Committee (a “Deferred Share Award Election”).

(b)    Except as otherwise provided by the Committee, a Deferred Share Award Election (i) may be offered only with respect to a potential Restricted Stock Award or an outstanding Restricted Stock Award with at least one year to derestriction, (ii) shall have derestriction conditions identical as nearly as practicable to those of the Restricted Stock Award, (iii) shall specify a payment commencement date and form, which may occur no earlier than January 1 of the year following termination of employment on or after age 55 with five credited years of employment with the Corporation or an Affiliate and no later than January 1 of the year following age 70, in one lump sum payment or in equal annual payments over 5 or 10 years; provided, however, that payment following derestriction of the Award upon a termination of employment prior to age 55 or on or after age 55 with less than five years of credited employment with the Corporation or an Affiliate shall be made in a lump sum payment no later than March 1 of the year following such termination of employment.

(c)    Except as otherwise provided by the Committee, a Deferred Share Award shall entitle the Participant to receive dividend equivalents payable no earlier than the date payment is elected for the Deferred Share Award. Dividend equivalents shall be calculated on the number of shares covered by the Deferred Share Award as soon as practicable after the date dividends are payable on the Common Stock.

(d)    A Deferred Share Award shall be evidenced by a written Deferred Share Award Agreement executed by the Corporation[and the Participant] in such form as the Committee shall prescribe from time to time in accordance with the Plan.

[(e) Deferred Share Awards shall be subject to the same aggregate and individual limitations set under the Plan for Restricted Stock Awards and shall be subject to adjustment as provided in Section 9.7.]

IX.	Other Stock-Based Awards.

9.1    Terms of Other Stock-Based Awards. The Committee shall have the authority in its discretion to grant to eligible employees such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, purchase rights, shares awarded without restrictions or conditions, or securities or other rights convertible or exchangeable into shares of Common Stock. The Committee shall determine the terms and conditions, if any, of any Other Stock-Based Awards made under the Plan. In the discretion of the Committee, such Other Stock-Based Awards, including shares of Common Stock, or other types of Awards authorized under the Plan, may be used in connection with, or to satisfy obligations of the Corporation or an Affiliate to eligible employees under, other compensation or incentive plans, programs or arrangements of the Corporation or an Affiliate. Other Stock-Based Awards may be granted alone, in addition to or in tandem with other Awards granted under the Plan and/or awards made outside of the Plan.

9.2    Maximum Award Performance-Based Award. The compensation payable to a Participant upon achieving any Performance Goals set by the Committee for an Other Stock-Based Award shall be equal to the dollar amount of any cash and the Fair Market Value on the date of payment of each share of Common Stock payable pursuant to the Award. No individual Participant may receive payment of Other Stock-Based Awards (where Performance Goals have been set for the Award) exceeding $5,000,000 in any one calendar year.

X.	Miscellaneous

10.1[9.1]    General Restriction. Each Award under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that any listing or registration of the shares of Common Stock or any consent or approval of any governmental body, or any other agreement or consent is necessary or desirable as a condition of the granting of an Award or issuance of Common Stock or cash in satisfaction thereof, such Award may not be consummated unless such requirement is satisfied in a manner acceptable to the Committee.

10.2[9.2]    Non-Assignability. No Award under the Plan shall be assignable or transferable by a Participant, except by will or by the laws of descent and distribution or by such other means as the Committee may approve from time to time. During the life of the Participant, such Award shall be exercisable only by such Participant or by such other persons as the Committee may approve from time to time.

10.3[9.3]    Withholding Taxes. Whenever the Corporation proposes or is required to issue or transfer shares of Common Stock under the Plan, the Corporation shall have the right to require the Participant to remit to the Corporation an amount sufficient to satisfy any federal, state, local or other withholding tax requirements prior to the delivery of any certificate [for such shares]or book-entry registration for such shares. If authorized by the Committee, a Participant may elect to have any such withholding obligation satisfied in whole or in part by the Corporation withholding full shares of Common Stock from the shares the Participant would otherwise receive and crediting them against the withholding obligation at their Fair Market Value on the date that the amount of tax to be withheld is determined. Any additional amount required to be withheld shall be paid by the Participant to the Corporation in cash. The Corporation may require that the Participant have owned an equivalent number of shares of Common Stock for a reasonable period of time. Whenever under the Plan payments are to be made in cash, such payments shall be net of an amount sufficient to satisfy any federal, state, local or other withholding tax requirements.

10.4[9.4]    No Right to Employment. Nothing in the Plan or in any agreement entered into pursuant to it shall confer upon any Participant the right to continue in the employment of the Corporation or an Affiliate or affect any right which the Corporation or an Affiliate may have to terminate the employment of such Participant.

10.5[9.5]    Non-Uniform Determinations. The Committee’s determinations under the Plan (including without limitation its determinations of the employees to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the establishment of [performance goals]Performance Goals and performance periods) need not be uniform and may be made by it selectively among employees who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

10.6[9.6]    No Rights as Shareholders. Participants as such shall have no rights as shareholders of the Corporation, except as provided in Section 8.4, unless and until shares of Common Stock are registered in their name.

10.7[9.7]    Adjustments of Stock. If there is any change in the Common Stock by reason of any stock split, stock dividend, spin-off, split-up, spin-out, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, or any other similar transaction, the number and kind of shares available for grant under the Plan or subject to or granted pursuant to an Award and the price thereof, or other numeric limitations under the Plan, as applicable, shall be appropriately adjusted by the Committee or the Board.

10.8[9.8]    Amendment or Termination of the Plan. The Committee or the Board may at any time terminate the Plan or any part thereof and may from time to time amend the Plan as it may deem advisable. Any such action of the Committee or the Board may be taken without the approval of the Corporation’s shareholders, but only to the extent that such shareholder approval is not required by applicable law or regulation, including specifically Rule 16b-3, or the rules of any stock exchange on which the Common Stock is listed. The termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect such Participant’s rights under an Award previously granted.

10.9[9.9]    Awards to Foreign Nationals and Employees Outside the United States. To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law or practice and to further the purpose of the Plan, the Committee may, without amending the Plan, (i)    establish special rules applicable to Awards granted to Participants who are foreign nationals, are employed outside the United States, or both, including rules that differ from those set forth in this Plan, and (ii) grant Awards to such Participants in accordance with those rules.

10.10[9.10]    Previously Granted Awards. Awards outstanding on the effective date of this amended and restated Plan shall continue to be governed by and construed in accordance with the Plan as in effect [prior to] on the[effective] date of grant of the Award; except that outstanding Deferred Cash Incentive Awards shall be subject to the limitations of [new]Section 7.3(a) and (b) of the Plan and, to the extent required by Section 162(m) of the Code, a grant of a Reload Option shall be subject to the limitation of [new]Section 3.4(d) of the Plan.

April [2000]2004

EXHIBIT B

MELLON FINANCIAL CORPORATION

AUDIT COMMITTEE CHARTER

I.	PURPOSE

The Audit Committee is appointed by the Board of Directors to:

A.	Assist the Board in fulfilling its oversight responsibilities in respect of:

•	The integrity of the Corporation’s financial reporting process and systems of internal controls regarding finance and accounting.

•	The integrity of the Corporation’s financial statements.

•	The qualifications, independence and performance of the Corporation’s independent auditors and internal auditors.

•	Compliance with legal and regulatory requirements related to the above.

B.	Prepare an Audit Committee report as required by the Securities and Exchange Commission (“SEC”) to be included in the Corporation’s annual proxy statement.

The Audit Committee shall be available to provide an avenue of communication among the independent auditors, management, the internal auditors and the Board of Directors.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization.

The Audit Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special or independent counsel, accountants or other experts and advisors, as it deems necessary or appropriate, without seeking approval of the Board of Directors or management.

The Corporation shall provide for appropriate funding, as determined by the Audit Committee, in its capacity as a committee of the Board of Directors, for payment of:

•	Compensation to the independent auditors and any other public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation;

•	Compensation of any advisers employed by the Audit Committee; and

•	Ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

For purposes of this Charter, the term “review” when used with respect to a responsibility or duty of the Audit Committee shall mean such consideration and evaluation as the Audit Committee in its business judgment shall determine to be appropriate and shall not mean or require a “review” as contemplated in Statement on Auditing Standards No. 100.

II.	ALLOCATION OF RESPONSIBILITIES

The function of the Audit Committee is oversight. The management of the Corporation is responsible for the preparation, presentation and integrity of the Corporation’s financial statements and for the effectiveness of internal control over financial reporting. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to provide reasonable assurance of compliance with accounting standards and related laws and regulations.

The internal auditors are responsible for providing reliable and timely information to the Board of Directors and senior management concerning the quality and effectiveness of, and the level of adherence to, the Corporation’s control and compliance procedures and risk management systems. The independent auditors are responsible for planning and carrying out an audit in accordance with generally accepted auditing standards, reviewing the Corporation’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q and attesting to management’s assertion of the effectiveness of internal control over financial reporting.

In fulfilling their responsibilities hereunder, it is recognized that even though one or more members of the Audit Committee may be designated as an “audit committee financial expert” as defined in rules of the SEC members of the Audit Committee are not, and do not represent themselves to be, performing the functions of accountants or auditors. As such, it is not the duty or responsibility of the Audit Committee or any of its members to plan or conduct audits, to conduct “field work” or other types of auditing or accounting reviews or procedures or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. In addition, it is not the responsibility of the Audit Committee to set auditor independence standards. Each member of the Audit Committee shall be entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, prepared or presented by those persons and under those circumstances specified in the Pennsylvania Business Corporation Law.

III.	COMPOSITION AND MEETINGS

Audit Committee members shall meet the requirements of Rule 10A-3 under the Securities Exchange Act of 1934 (“Exchange Act”) and of the New York Stock Exchange (“NYSE”) including, without limitation, the requirements for independence set out in NYSE Rule 303A.02 or any successor section. The Audit Committee shall be comprised of three or more directors as determined by the Board of Directors, each of whom shall, in the Board’s business judgment, be free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall be financially literate as interpreted by the Board of Directors in its business judgment. At least one member of the Committee shall have accounting or related financial management expertise as interpreted by the Board of Directors in its business judgment. The Board of Directors shall determine whether any member of the Audit Committee is an “audit committee financial expert” as defined by rules of the SEC. No member of the Audit Committee shall simultaneously serve on the audit committees of more than two other public companies unless the Board of Directors determines that such simultaneous service would not impair the ability of such Director to effectively serve on the Audit Committee and discloses this determination in the Corporation’s annual proxy statement.

Audit Committee members, including a Chair and a Vice Chair, shall be appointed by the Board of Directors on recommendation of the Corporate Governance and Nominating Committee and serve at the pleasure of the Board. If the Audit Committee Chair is not present at a meeting of the Committee, the Vice Chair shall preside.

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Chair of the Committee or a majority of its members may call a meeting of the Committee in addition to regularly scheduled meetings. The agenda for each Audit Committee meeting will provide time during which the Committee can meet separately in executive session with management, the Chief Auditor, the independent auditors and as a Committee to discuss any matters that the Committee or any of these groups believe should be discussed.

Except as limited by law, regulation or the rules of the NYSE, the Audit Committee may form subcommittees for any purpose that it deems appropriate and may delegate to such subcommittees such power and authority as it deems appropriate. The Audit Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.

IV.	RESPONSIBILITIES AND DUTIES

A.	Review Procedures

The Audit Committee shall:

1.	Review and reassess the adequacy of this Charter at least annually; submit the Charter to the Board of Directors for approval and cause the Charter to be published in the Corporation’s proxy statement at least every three years in accordance with SEC regulations.

2.	Discuss with management and the independent auditors the Corporation’s annual audited financial statements prior to filing or distribution and recommend whether the financial statements should be included in the Corporation’s Annual Report on Form 10-K. This discussion should include discussion with management and the independent auditors of significant issues regarding accounting principles, practices and judgments, the form of opinion the independent auditors propose to render and the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

3.	In consultation with management, the independent auditors and the internal auditors, consider the integrity of the Corporation’s financial reporting processes and controls; discuss significant related financial risk exposures and the steps management has taken to monitor, control and report such exposures; and review significant related findings and reports prepared by the internal auditors together with management’s responses.

4.	Discuss with management and the independent auditors the Corporation’s quarterly financial results prior to the release of earnings and the Corporation’s quarterly financial statements prior to filing or distribution including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

5.	Discuss the Corporation’s earnings press releases and discuss the financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (i.e., types of information disclosed and types of presentations made).

6.	Review at least quarterly with the independent auditors any audit problems or difficulties and management’s response, including any restrictions on the scope of the independent auditors’ activities or on access to requested information and any significant disagreements with management.

7.	Set clear hiring policies for employees or former employees of the independent auditors. Unless subsequently amended, such policies shall be that the Corporation will not hire any employee or former employee of the independent auditors if such hiring would cause the independent auditors to cease to be independent under applicable rules of the SEC.

8.	Discuss, as appropriate (i) any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles, and major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of material control deficiencies, (ii) any analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgements made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements and (iii) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation.

9.	Serve as the Audit Committee for Mellon 1st Business Bank, National Association and Mellon Trust of New England, National Association.

10.	Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by Corporation employees of concerns regarding questionable accounting or auditing matters.

11.	Review and discuss any reports concerning evidence of material violations submitted to it pursuant to the Corporation’s Policy adopted pursuant to Section 307 of the Sarbanes-Oxley Act of 2002 and related SEC rules entitled “Implementation of Standards of Professional Conduct for Attorneys”.

12.	Inquire of the Corporation’s chief executive officer and chief financial officer as to the existence of any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Corporation’s ability to record, process, summarize and report financial information and as to the existence of any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s internal control over financial reporting.

B.	Independent Auditors

1.	The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors (including the resolution of disagreements between management and the independent auditors regarding financial reporting), who shall report directly to the Audit Committee; provided that the independent auditor appointment shall be subject to shareholder ratification.

2.	The Audit Committee shall approve on an annual basis the estimated fees to be paid to the independent auditors for the annual audit of the consolidated financial statements of the Corporation and limited reviews of its quarterly financial information. The Audit Committee shall also pre-approve all audit and non-audit services to be provided by the independent auditors. Such pre-approval may either be specific on a per engagement basis or pursuant to pre-approval policies and procedures that satisfy requirements of SEC rules.

3.	The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or to perform audit, review or attestation services, which firm shall also report directly to the Audit Committee.

4.	The independent auditors shall report to the Audit Committee annually as to: the independent auditors’ internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues.

5.	The independent auditors shall submit to the Audit Committee annually a formal written statement of the fees billed in each of the last two fiscal years for each of the following categories of services rendered by the independent auditors: (i) the audit of the Corporation’s annual financial statements and the reviews of the financial statements included in the Corporation’s Quarterly Reports on Form 10-Q or services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements; (ii) assurance and related services not included in clause (i) that are reasonably related to the performance of the audit or review of the Corporation’s financial statements, in the aggregate and by each major type of service; (iii) tax compliance, tax advice and tax planning services, in the aggregate and by each major type of service; and (iv) all other products and services provided by the independent auditors, in the aggregate and by each major type of service.

6.	The Audit Committee is responsible for ensuring that the independent auditors submit on a periodic basis to the Audit Committee a formal written statement delineating all relationships between the independent auditors and the Corporation including the matters set forth in Independence Standards Board Standard No. 1, and the Audit Committee is responsible for actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the quality of audit services or the objectivity and independence of the independent auditors and for recommending that the Board of Directors take appropriate action in response to the independent auditors’ report to satisfy itself of the independent auditors’ independence.

7.	The Audit Committee shall review and evaluate the qualifications, performance and independence of the lead partner of the independent auditors.

8.	The Audit Committee shall discuss with management the timing and process for implementing the rotation of the lead audit partner, the concurring partner and any other active audit engagement team partner and consider whether there should be a regular rotation of the audit firm itself.

9.	The Audit Committee shall take into account the opinions of management and the Corporation’s internal auditors in assessing the independent auditors’ qualifications, performance and independence.

10.	Annually the Audit Committee shall evaluate the independent auditors’ qualifications, performance and independence and shall present its conclusions with respect to the independent auditor to the Board of Directors.

11.	The Audit Committee shall review the independent auditors’ engagement letter and discuss the scope of the audit and general audit approach.

12.	Prior to releasing the quarterly or year-end earnings, the Audit Committee shall discuss the results of the quarterly review or the audit, as applicable, with the independent auditors. The Audit Committee shall also discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61, as amended, SAS 100, or other professional standards.

13.	The Audit Committee shall consider quarterly the independent auditors’ judgments about the quality and appropriateness of the Corporation’s accounting principles as applied in its financial reporting.

14.	The Audit Committee shall obtain from the independent auditors in connection with any audit a timely report relating to the Corporation’s annual audited financial statements describing all critical accounting policies and practices used, all alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and any material written communications between the independent auditors and management, such as any “management” letter or schedule of unadjusted differences.

C.	Internal Audit Department and Legal Compliance

1.	At least annually the Audit Committee shall review the organizational structure, qualifications, independence and performance of the internal audit department and the scope of its work and planned activities. The Audit Committee shall discuss with the independent auditors annually the responsibilities, budget and staffing of the internal audit department.

2.	The Audit Committee shall review the appointment, performance and replacement of the Chief Auditor.

3.	The Audit Committee shall review significant findings identified by the internal auditors that relate to the Audit Committee’s Purpose together with management’s responses and follow-up to these reports.

4.	On a quarterly basis, the Audit Committee shall review with the Corporation’s counsel any significant litigation and any significant regulatory or governmental investigations.

5.	The Audit Committee shall review significant reports from regulatory agencies that relate to the Audit Committee’s Purpose and management’s responses.

6.	On a quarterly basis, the Audit Committee shall receive a report from the Corporation’s Chief Ethics Officer as to compliance with the Corporation’s Code of Conduct and Securities Trading Policy.

D.	Other Audit Committee Responsibilities

The Audit Committee shall:

1.	Annually prepare a report to shareholders to be contained in the Corporation’s annual proxy statement as required by the SEC.

2.	Discuss policies with respect to risk assessment and risk management. As a consequence of the delegation by the Board of Directors to the Corporation’s (a) Risk Committee of oversight responsibilities for the risks inherent in the businesses of the Corporation and the control processes with respect to such risks and (b) Community Responsibility Committee of oversight responsibilities in respect of the Community Reinvestment Act and Fair Lending laws, receive periodic reports from the Chief Auditor as to the scope of agenda items reviewed by the Risk Committee and any significant matters presented to the Risk Committee and any significant matters presented to the Community Responsibility Committee, including in each case, without limitation, with respect to compliance with legal and regulatory requirements. Significant matters would include, among other things, internal and external reports containing substantial or significant issues.

3.	Annually conduct an evaluation of its performance, which performance evaluation shall be conducted in such manner as the Corporate Governance and Nominating Committee and the Audit Committee deem appropriate.

4.	Perform the responsibilities delegated to it in the Corporation’s Code of Ethics for Senior Financial Officers.

5.	Perform any other activities consistent with this Charter, the Corporation’s By-laws and governing law as the Board of Directors shall specifically delegate to the Audit Committee.

6.	Maintain minutes of meetings and regularly report to the Board of Directors on significant results of the foregoing activities.

EXHIBIT C

MELLON FINANCIAL CORPORATION

AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY

I.	Statement of Principles

Under the Sarbanes-Oxley Act of 2002 (the “Act”), the Audit Committee of the Board of Directors is responsible for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from the Corporation. To implement these provisions of the Act, the Securities and Exchange Commission (the “SEC”) has issued rules specifying the types of services that an independent auditor may not provide to its audit client, as well as the audit committee’s administration of the engagement of the independent auditor. Accordingly, the Audit Committee has adopted, and the Board of Directors has ratified, this Audit and Non-Audit Services Pre-Approval Policy (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be pre-approved.

The SEC’s rules establish two different approaches to pre-approving services, which the SEC considers to be equally valid. Proposed services either may (i) be pre-approved pursuant to pre-approval policies and procedures established by the Audit Committee that are detailed as to the particular service and do not delegate Audit Committee responsibilities to management (such as this Policy), without consideration of specific case-by-case services by the Audit Committee (“general pre-approval”) or (ii) require the specific pre-approval of the Audit Committee (“specific pre-approval”). The Audit Committee believes that the combination of these two approaches in this Policy will result in an effective and efficient procedure to pre-approve services performed by the independent auditor. As set forth in this Policy, unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent auditor. Any proposed services exceeding the pre-approved maximum fee amounts set forth in Appendices A, B, C or D will also require specific pre-approval by the Audit Committee.

For both types of pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence and whether the provision of such services by the independent auditor would impair the independent auditor’s independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Corporation’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Corporation’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor should necessarily be determinative.

The Audit Committee is also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may choose to determine, for a particular calendar year, the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services and the total amount of fees for certain permissible non-audit services classified as All Other services.

The Appendices to this Policy describe the Audit, Audit-related, Tax and All Other services that have the general pre-approval of the Audit Committee. The Audit Committee will annually (expected to be in December) review and pre-approve the services that may be provided by the independent auditor during the following calendar year without obtaining specific pre-approval from the Audit Committee. The services listed in the Appendices to this Policy may be provided by the independent auditor during 2004. The Audit Committee will add to or subtract from the list of general pre-approved services from time to time, based on subsequent determinations. The Audit Committee expects that the annual engagement letter with the independent auditor will contain a reasonably detailed description of services proposed to be provided by the independent auditor during the period covered by the engagement letter and related estimated fees (supported by reasonably detailed analyses). By approval of the engagement letter, these services will have specific pre-approval.

This Policy is designed (1) to be detailed as to the particular service to be provided by the independent auditor, (2) to ensure that the Audit Committee is informed of each service provided by the independent auditor and (3) to ensure that the policies and procedures set forth herein do not include delegation of the Audit Committee’s responsibilities under the Securities Exchange Act of 1934 to management. Nothing in this Policy shall be interpreted to be a delegation of the Audit Committee’s responsibilities under the Securities Exchange Act of 1934. The Audit Committee, in adopting this Policy and providing for general pre-approval of the services listed on Appendices A through D, is mindful that the SEC’s principles of independence with respect to services provided by auditors are largely predicated on three basic principles, violations of which would impair the auditor’s independence: (1) an auditor cannot function in the role of management, (2) an auditor cannot audit his or her own work and (3) an auditor cannot serve in an advocacy role for his or her client. This Policy does not delegate the Audit Committee’s responsibilities to pre-approve services performed by the independent auditor to management.

KPMG LLP as the Corporation’s prospective independent auditor for 2004 has reviewed this Policy and believes that implementation of this Policy will not adversely affect its independence.

II.	Delegation

As provided in the Act and the SEC’s rules, the Audit Committee may delegate either type of pre-approval authority to one or more of its members. By this Policy, the Committee delegates specific pre-approval authority to each of its Chair and its Vice Chair, provided that the estimated fee for any such proposed pre-approved service does not exceed $100,000. The Chair or Vice Chair, as the case may be, must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

III.	Audit Services

“Audit services” are services necessary to perform an audit or review in accordance with generally accepted auditing standards, as well as those services that generally only the independent auditor can reasonably provide, which may include (1) attest services, (2) comfort letters, (3) statutory audits and (4) consents and assistance with and review of documents filed with the SEC. The annual Consolidated Audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. Audit services also include the attestation engagement for the independent auditor’s report on management’s report on internal controls for financial reporting. The Audit Committee will monitor the Audit services engagement as necessary, but no less than on a quarterly basis, and will also approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Corporation structure or other items.

In addition to the annual Consolidated Audit services engagement approved by the Audit Committee, the Audit Committee may grant general pre-approval to other Audit services not specifically pre-approved in the annual Audit services engagement. Other Audit services may include statutory audits or financial audits for subsidiaries or affiliates of the Corporation and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

The Audit Committee has pre-approved the engagement of the independent auditor to provide the Audit services in Appendix A. All other Audit services which are not listed in Appendix A or which have not been previously approved in connection with the independent auditor’s engagement letter for the applicable year must be specifically pre-approved by the Audit Committee.

IV.	Audit-related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Corporation’s financial statements or that are traditionally performed by the independent auditor. Because the Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence, the Audit Committee may grant general pre-approval to Audit-related services. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions; consultations concerning financial accounting and reporting standards; accounting consultations and audits in connection with acquisitions; internal control reviews; attest services that are not required by statute or regulation; and employee benefit plan audits.

The Audit Committee has pre-approved the engagement of the independent auditor to provide the Audit-related services in Appendix B. All other Audit-related services which are not listed in Appendix B or which have not been previously approved in connection with the independent auditor’s engagement letter for the applicable year must be specifically pre-approved by the Audit Committee.

V.	Tax Services

The Audit Committee believes that the independent auditor can provide Tax services to the Corporation such as tax compliance, tax planning and tax advice without impairing the auditor’s independence, and the SEC has stated that the independent auditor may provide such services. Hence, the Audit Committee believes it may grant general pre-approval to those Tax services that have historically been provided by the auditor, that the Audit Committee has reviewed and believes would not impair the independence of the auditor, and that are consistent with the SEC’s rules on auditor independence. The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee will consult with the Corporation’s Controller to determine whether the tax planning and reporting positions are consistent with this policy. However, the Audit Committee is ultimately responsible for the determination of whether a Tax service would impair independence.

Pursuant to the preceding paragraph, the Audit Committee has pre-approved the engagement of the independent auditor to provide the Tax services in Appendix C. All Tax services which are not listed in Appendix C or which have not been previously approved in connection with the independent auditor’s engagement letter for the applicable year must be specifically pre-approved by the Audit Committee, including Tax services proposed to be provided by the independent auditor to any executive officer or director of the Corporation, in his or her individual capacity, where such services are paid for by the Corporation.

VI.	All Other Services

The Audit Committee believes that, in addition to the services discussed above, the independent auditor may provide certain non-audit services without impairing the independent auditor’s independence. Accordingly, the Audit Committee has pre-approved the engagement of the independent auditor to provide the All Other services in Appendix D. Any other non-audit services to be provided to the Corporation by the independent auditor must be specifically pre-approved by the Audit Committee.

A list of the SEC’s prohibited non-audit services is attached to this Policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VII. Pre-Approved Maximum Fee Amounts

Maximum fee amounts for pre-approved services to be provided by the independent auditor will be established annually by the Audit Committee. Pre-approved maximum fee amounts for the period January 1 - December 31, 2004 are set forth in Appendices A through D hereto. These amounts are in addition to the fees that are approved in connection with the annual engagement letter with KPMG LLP expected to be entered into in February 2004 . Proposed services exceeding these maximum fee amounts will require specific pre-approval by the Audit Committee. The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services. For a particular calendar year, the Audit Committee may choose to determine the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services, and the total amount of fees for services classified as All Other services.

VIII.	Procedures

All requests or applications for services to be provided by the independent auditor shall be submitted to the Corporation’s Controller and must include a detailed description of the services proposed to be rendered. The Corporation’s Controller will determine whether such services (1) require specific pre-approval, (2) are included within the list of services that have received the general pre-approval of the

Audit Committee or (3) have been previously pre-approved in connection with the independent auditor’s annual engagement letter for the applicable year or otherwise. Unless such determination is free from doubt, the Controller shall consult with the Chair or Vice Chair of the Audit Committee who shall resolve such question. The Audit Committee will be informed on a quarterly basis of any such services rendered by the independent auditor.

All services to be provided pursuant to the general pre-approval provisions of this Policy shall be provided by the independent auditor pursuant to an engagement letter with the Corporation that satisfies the following requirements (except that matters as to which an engagement letter would be impractical because of timing issues or because the matter is small may not be the subject of an engagement letter):

(1)	the engagement letter shall be in writing and signed by the independent auditor or its authorized representative;

(2)	the engagement letter shall set forth the particular services to be provided by the independent auditor which shall be within the categories of pre-approved services described in Appendix A, B, C or D hereto;

(3)	the engagement letter shall set forth the total fees to be paid to the independent auditor for the services (or the manner of their determination), which shall not exceed the limitations on fees set forth in Appendix A, B, C or D hereto (for purposes of determining whether such fees would exceed such limitations, fees to be paid in currencies other than U.S. dollars shall be converted to and estimated in U.S. dollars at the then current exchange rate); and

(4)	the engagement letter shall include a confirmation by the independent auditor that any contemplated non-audit services are not within a category of services the provision of which would impair the independent auditor’s independence under applicable SEC regulations.

Requests or applications to provide services that require specific pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Corporation’s Controller and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

By this policy the Audit Committee designates the Corporation’s Chief Auditor to monitor the performance of all services provided by the independent auditor and to determine whether such services are in compliance with this Policy. The Corporation’s Chief Auditor will report to the Audit Committee on a periodic basis on the results of his or her monitoring. Both the Corporation’s Chief Auditor and management will promptly report to the Chair of the Audit Committee any breach of this Policy that comes to the attention of the Corporation’s Chief Auditor or any member of management.

The Audit Committee will also review the Chief Auditor’s annual internal audit plan to determine that the plan provides for the monitoring of the independent auditor’s services or will receive confirmation from the Chief Auditor that his or her responsibilities include such monitoring.

IX.	Additional Requirements

The Audit Committee has determined to take additional measures on an annual basis to meet its responsibility to oversee the work of the independent auditor and to assure the auditor’s independence from the Corporation, such as reviewing a formal written statement from the independent auditor delineating all relationships between the independent auditor and the Corporation, consistent with Independence Standards Board Standard No. 1, and discussing with the independent auditor its methods and procedures for ensuring independence.

Dated:  April 14, 2003 (revised September 16, 2003 and December 16, 2003)

Appendix A

Pre-Approved Audit Services for 2004*

Dated: December 16, 2003

Service	Maximum Fee Per Engagement Not to Exceed**

Statutory audits or financial audits for subsidiaries or affiliates of the Corporation	$150,000
Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents), and assistance in responding to SEC comment letters	$175,000
Consultations by the Corporation’s management as to the accounting or disclosure treatment of transactions or events and/or the actual impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies	$100,000

* These services are in addition to those that are approved in connection with the annual engagement letter with KPMG LLP, expected to be entered into [and actually entered into] in February 2004 and in addition to any services that are specifically pre-approved.

** The fees for all engagements entered into pursuant to this Appendix A not to exceed an aggregate of $600,000.

Appendix B

Pre-Approved Audit-Related Services for 2004*

Dated: December 16, 2003

Service	Maximum Fee Per Engagement Not to Exceed**

Reviews of financial statements of businesses considered for acquisition and due diligence services pertaining to potential business acquisitions/dispositions	$200,000
Financial statement audits of employee benefit plans	$100,000
Reviews of internal controls over financial activities and reporting requirements, including SAS 70 and similar international reports	$100,000
Assistance in dealing with and responding to the Securities and Exchange Commission, the Federal Reserve Board, the Office of the Comptroller of the Currency and other domestic and international regulatory agencies on financial matters	$100,000
Consultations by the Corporation’s management as to the accounting or disclosure treatment of potential transactions or events and/or the potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies	$100,000
Attestation and agreed-upon procedures engagements regarding financial data as requested by parties such as customers, underwriters, counterparties or regulators	$100,000
Subsidiary, equity investee or other related entity audits or audits of pools of assets not required by statute or regulation that are incremental to the audit of the consolidated financial statements	$100,000
Post-acquisition review of acquired business financial statements (including purchase accounting issues)	$100,000
Closing balance sheet audits pertaining to dispositions	$100,000
Review of the effectiveness of the internal audit function at the request of third parties	$100,000
Consultation on accounting issues regarding employee benefit plans and programs	$100,000
Assistance with implementation of the requirements of SEC rules or listing standards promulgated pursuant to the Sarbanes-Oxley Act	$100,000

* These services are in addition to those that are approved in connection with the annual engagement letter with KPMG LLP, expected to be entered into [and actually entered into] in February 2004 and in addition to any services that are specifically pre-approved.

** The fees for all engagements entered into pursuant to this Appendix B not to exceed an aggregate of $800,000.

Appendix C

Pre-Approved Tax Services for 2004*

Dated: December 16, 2003

Service	Maximum Fee Per Engagement Not to Exceed**

U.S. federal, state and local tax planning and advice regarding the tax consequences of proposed or actual transactions or the operation of corporate programs	$75,000
Assistance with U.S. federal, state and local tax filings (such as preparation of returns and related matters and assistance with audits by taxing authorities)	$100,000
International tax planning and advice regarding the tax consequences of proposed or actual transactions or the operation of corporate programs	$75,000
Assistance with international tax filings (such as preparation of returns and related matters and assistance with audits by taxing authorities)	$125,000
Review of federal, state, local and international income, franchise, and other tax returns	$50,000
Transfer pricing and cost segregation studies	$100,000
Tax advice regarding new statutory, regulatory or administrative developments	$50,000
Employee benefit plan filings (including assistance with audits)	$50,000

* These services are in addition to those that are approved in connection with the annual engagement letter with KPMG LLP, expected to be entered into [and actually entered into] in February 2004 and in addition to any services that are specifically pre-approved.

** The fees for all engagements entered into pursuant to this Appendix C not to exceed an aggregate of $300,000.

Appendix D

Pre-Approved All Other Services for 2004*

Dated: December 16, 2003

Service	Maximum Fee Per Engagement Not to Exceed**

Risk management advisory services regarding financial or operational matters, e.g., assessment and testing of security infrastructure controls	$100,000
Advisory services related to issues involving regulatory bodies such as the Federal Reserve Board, the Office of the Comptroller of the Currency and the Financial Services Authority and other domestic and international regulatory bodies.	$100,000

* These services are in addition to those that are approved in connection with the annual engagement letter with KPMG LLP, expected to be entered into [and actually entered into] in February 2004 and in addition to any services that are specifically pre-approved.

** The fees for all engagements entered into pursuant to this Appendix D not to exceed an aggregate of $400,000.

Exhibit 1

Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client

•	Financial information systems design and implementation

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports

•	Actuarial services

•	Internal audit outsourcing services

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

As Adopted December 16, 2003

—  —  —  —  —  —  —  —  —  —  —  —  —   —  —  —  —  —  —  —  —  —  —  —  —  —   —  —  —  —  —

Reservation Form for Mellon Financial Corporation Annual Meeting of Shareholders

Admission cards will be forwarded to shareholders whose reservation forms are received by April 6, 2004. All other admission cards will be provided at the check-in desk at the meeting (please be prepared to show proof of identification).

Shareholders who expect to attend the Annual Meeting at 10:00 A.M., on April 20, 2004, in Pittsburgh, PA should complete this form and return it in the enclosed envelope.

Name ................................................................................
(Please Print)

Address ............................................................................
(Please Print)
.............................................................................................

Where a vote is not specified, the proxies will vote shares represented by this Proxy FOR the election of directors and FOR Proxy Items 2 and 3, and will vote in their discretion on such other matters that may properly come before the meeting and at any adjournment of such meeting.				Mark Here for Address Change or Comments	☐

Proxy Item 1—The election of five directors for terms expiring in 2007.		Nominees: 01 Jared L. Cohon, 02 Ira J. Gumberg, 03 Martin G. McGuinn, 04 David S. Shapira, 05 John P. Surma

Proxy Item 1A—The election of one director for a term expiring in 2005.		Nominee: 06 Edward J. McAniff
(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)
FOR all nominees listed herein (except as withheld in space provided)	WITHHOLD AUTHORITY to vote for all nominees listed herein
Note: A vote FOR the election of directors includes discretionary authority to vote for a substitute if any nominee is unable to serve or for good cause will not serve.
☐	☐		FOR	AGAINST	ABSTAIN
		Proxy Item 2—Proposal to amend the Corporation’s Long-Term Profit Incentive Plan.	☐	☐	☐

			FOR	AGAINST	ABSTAIN
Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to proxy materials, statements, tax documents and other important shareholder correspondence.		Proxy Item 3—Ratification of appointment of KPMG LLP as independent public accountants.	☐	☐	☐

Please date and sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, etc., full title as such should be shown. For joint accounts, each joint owner should sign. If more than one trustee is listed, all trustees should sign, unless one trustee has power to sign for all.

(Signature of Shareholder)

Signature of Shareholder)

Dated: , 2004

Ù FOLD AND DETACH HERE Ù

Vote by Internet or Telephone or Mail

Internet and Telephone voting is available 24 Hours a Day, 7 Days a Week until 11:59 PM on Monday, April 19, 2004.

A shareholder’s telephone or Internet vote authorizes the named proxies to vote shares in the same manner as if the shareholder marked, signed and returned this proxy card.

Internet http://www.eproxy.com/mel	OR	Telephone 1-800-435-6710	OR	Mail Mark, sign and date
Use the Internet to vote. Have this proxy card in hand when you access the web site.		Use any touch-tone telephone to vote. Have this proxy card in hand when you call.		this proxy card and return it in the enclosed postage-paid envelope.

If a shareholder votes by Internet or by telephone,

there is NO need to mail back this proxy card.

Shareholders can view the 2003 Annual Report (consisting of

the 2003 Summary Annual Report and the 2003 Financial Annual

Report) and Proxy Statement on the Internet at

www.mellon.com/annual

[GRAPHIC]	Mellon Financial Corporation

This Proxy is solicited on behalf of the Board of Directors of the Corporation

The undersigned hereby appoints Carl Krasik, William E. Marquis and Richard M. Pearlman, or any of them, each with full power of substitution, as attorneys and proxies of the undersigned to vote all Mellon Financial Corporation Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on Tuesday, April 20, 2004, at 10:00 A.M., on the 10th floor of Two Mellon Center, 501 Grant Street, Pittsburgh, Pennsylvania, and at any adjournment of such meeting, as fully and effectually as the undersigned could do if personally present, and hereby revokes all previous proxies for said meeting. Where a vote is not specified, the proxies will vote the shares represented by this Proxy FOR the election of all nominees for director and FOR Proxy Items 2 and 3, and will vote in their discretion on such other matters that may properly come before the meeting and at any adjournment of such meeting.

This Proxy is solicited on behalf of the Board of Directors of the Corporation, and may be revoked prior to its exercise. The Board of Directors recommends votes FOR the election of all nominees for director and FOR Proxy Items 2 and 3.

(Continued, and to be signed and dated, on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

You can now access your Mellon Financial account online.

Access Mellon Financial Corporation shareholder accounts online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Mellon Financial Corporation, now makes it easy and convenient to get current information on shareholder accounts.

• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form • Establish/change PIN

Visit us on the web at http://www.melloninvestor.com

Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time